   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 15, 2001
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   - - - - - -

                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(B) OR 12(G) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                   - - - - - -

                       NAVIGATION TECHNOLOGIES CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)


           DELAWARE                                               77-0170321
(State or Other Jurisdiction of                                (I.R.S. Employer
Incorporation or Organization)                               Identification No.)

  222 MERCHANDISE MART PLAZA                                            60654
     THE MERCHANDISE MART                                             (Zip Code)
           SUITE 900
       CHICAGO, ILLINOIS
(Address of Principal Executive Offices)

                                 (312) 894-7000
              (Registrant's Telephone Number, including Area Code)

                                   - - - - - -

Securities to be registered pursuant to Section 12(b) of the Act:

                                      NONE

Securities to be registered pursuant to Section 12(g) of the Act:

        EMPLOYEE STOCK OPTIONS TO PURCHASE COMMON STOCK, $0.001 PAR VALUE
                                (Title of Class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM NUMBER                                            CAPTION                                PAGE
-----------                                            -------                                ----

Item 1.            Business................................................................     1
Item 2.            Financial Information...................................................    15
Item 3.            Properties..............................................................    26
Item 4.            Security Ownership of Certain Beneficial Owners And Management..........    27
Item 5.            Directors and Executive Officers........................................    29
Item 6.            Executive Compensation..................................................    38
Item 7.            Certain Relationships and Related Transactions..........................    43
Item 8.            Legal Proceedings.......................................................    47
Item 9.            Market Price of and Dividends on the Registrant's Common Equity and
                     Related Stockholder Matters...........................................    48
Item 10.           Recent Sales of Unregistered Securities.................................    49
Item 11.           Description of Registrant's Securities to be Registered.................    51
Item 12.           Indemnification of Directors and Officers...............................    54
Item 13.           Financial Statements and Supplementary Data.............................    55
Item 14.           Changes in and Disagreements With Accountants on Accounting and
                     Financial Disclosure..................................................    56
Item 15.           Financial Statements and Exhibits.......................................    57

         Certain statements in this registration statement contain or may contain information that is forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by the terminology used - for example, words and phrases such as "may," "should," "expect," "anticipate," "plan," "believe," "estimate," "predict" and other comparable terminology typically would be deemed forward-looking. Actual events or results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors including, without limitation, the risks described in the section of this registration statement captioned "Risk Factors" under Item 1. Business. Readers should carefully review this registration statement in its entirety, including, but not limited to, the financial statements and notes thereto. Navigation Technologies undertakes no obligation to publicly release any revisions to such forward-looking statements to reflect events or circumstances after the date hereof.

         You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. The information contained herein may only be accurate as of the date of this document.

         "NAVTECH," "NAVTOOLS," "SDAL" and "SDAL Format" are trademarks of Navigation Technologies Corporation.

ITEM 1.           BUSINESS.

OVERVIEW AND HISTORY.

         Navigation Technologies Corporation is a leading provider of digital map information and related software and services used in a wide range of navigation, mapping and geographic-related applications, including products and services that provide maps, driving directions, turn-by-turn route guidance, fleet management and tracking and geographic information systems. These products and services are provided to end-users by our customers on various platforms, including: self-contained hardware and software systems installed in vehicles; personal computing devices, including personal digital assistants and cell phones; server-based systems, including internet and wireless services; and paper media.

         A growing number of companies have developed or are in the process of developing a variety of products and services that use map information furnished in digital form. We believe that commercial acceptance and successful operation of many of these products and services is dependent on the availability of a highly accurate and comprehensive geographical database, such as our NAVTECH data. Our database is a digital representation of road transportation networks in the United States, Canada, Western Europe and selected other countries, constructed to provide a high level of accuracy and useful level of detail. Our database includes extensive road, route and related travel information, including attributes collected by road segment. Some examples of the attributes collected for the NAVTECH database are:

         o Existence, location, shape and arterial classification of roads;

         o Details regarding ramps, road barriers/dividers, bridges and overpasses;

         o Certain traffic rules and regulations, such as one-way streets, turn restrictions, vehicle restrictions and speed limits;

         o Sign information;

         o Street names and addresses; and

         o Points of interest, such as airports, hotels and restaurants.

         We currently provide coverage relating to approximately 5.0 million miles of roadway in the United States and Canada, including virtually all main roadways plus detailed coverage in areas in which a majority of the population of the United States and Canada live and work. In Western Europe, our database covers virtually all main arterial roads within Western Europe's major highway network and has detailed coverage in over 320 cities in Austria, Belgium, Denmark, Finland, France, Germany, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Switzerland, Sweden and United Kingdom. In addition, we offer coverage in Kuwait, United Arab Emirates, Bahrain and the Republic of South Africa.

                            -----------------------

         Our principal office is located at 222 Merchandise Mart Plaza, The Merchandise Mart, Suite 900, Chicago, Illinois 60654 and our telephone number at that location is (312) 894-7000.

We were incorporated originally in California in 1985, and we subsequently reincorporated in Delaware in 1987.

INDUSTRY BACKGROUND.

         Businesses and consumers are seeking solutions for a wide range of navigation and transportation needs. Their goals include time savings, increased efficiency and economy, increased safety and security, reduced stress and inconvenience, and improved traffic congestion reporting and management. Achieving these goals is impeded by the lack of usable information, such as accurate and understandable driving directions, complete and up-to-date information about local travel conditions and restrictions, and similar information. People not travelling by automobile also have been looking for ways to use their wireless telephones and similar wireless devices to access location-based information, such as street-level directions and information about local points of interest.

         In response to these demands, a variety of businesses in several industries, including automotive, electronics, communications and the Internet, have been actively developing and marketing a wide range of navigation products and geographic information-based systems and services. For personal navigation, much of the focus of product development efforts and offerings historically has been on automotive navigation systems. The more technologically sophisticated products - route guidance products - use integrated hardware and software systems located inside a vehicle that enable accurate and efficient vehicle navigation by providing dynamic real-time positioning information and turn-by-turn driving directions. The less technologically sophisticated - map and/or route planning products - are computer-based and typically enable the user to designate geographic points and obtain detailed driving instructions between the points, but lack the just-in-time type of navigation instructions that are characteristic of route guidance products.

         As the market for "smart" navigation products and services has continued to develop, new applications for the technology have also been developing. In addition to automotive navigation systems, these applications include: advances in geographic information systems (GIS) and fleet management applications; wireless/hand-held product applications; public safety/emergency services; internet mapping; PC-based applications; and call center-based navigation services.

         Many of these products and services are dependent upon the availability of a comprehensive database, such as our NAVTECH database. We believe that business and consumer acceptance of these products and services will depend significantly on factors such as the accuracy and detail of the database, the scope of its coverage and the commitment of the database provider to quality and to updating and enhancing the database.

STRATEGY.

         We have devoted substantial resources to the development of a comprehensive, accurate and detailed navigable database for the United States, Canada, Western Europe and other select

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countries. Our efforts to develop our business to date have consisted principally of the creation, updating and enhancement of our NAVTECH database, the establishment of a multi-office, multi-country field organization, and the development of technology and software related to our NAVTECH database. Our strategy is to establish Navigation Technologies as the leading provider of digital map information and enabling technology for navigation and other geographic information-based products and services and other applications.

NAVTECH DATABASE.

         The NAVTECH database is a digital representation of road transportation networks in the United States, Canada, Western Europe and selected other countries, constructed to provide the high level of accuracy and detail necessary to support route guidance products and similar applications. We devote significant resources to creating, updating and enhancing our data and maintaining its quality. We also have made significant investments in software and related tools for database creation and updating. The NAVTECH database is constructed to the same general specifications regardless of coverage area so that product developers, manufacturers and service providers generally can design a single product that can be sold throughout the United States, Canada, Western Europe and other select countries.

         Generally, we provide varying levels of coverage: our base coverage is intertown coverage and our most comprehensive coverage is detailed coverage. Detailed coverage provides sufficient detail to allow door-to-door, turn-by-turn route guidance to addresses, points of interest and other locations within coverage areas. This coverage also generally includes a broad, logical driving area around the named city regardless of city, county and state boundaries. Intertown coverage includes the major roadways and select local travel information, and seamlessly connects the detailed coverages. Route guidance products typically incorporate both detailed and intertown information.

         In the contiguous 48 states of the United States and portions Hawaii and Canada, detailed coverage is complete for cities and their respective surrounding areas covering in the aggregate approximately 58% of the total combined population of the United States and Canada, and intertown coverage is complete for virtually the entire continental United States.

         Creating, maintaining and delivering a comprehensive, high quality navigable database is a multi-step, labor-intensive process. The major steps consist of:

         o Data Collection. We gather raw geographic data, street name information and navigation information (e.g., barriers, one-way restrictions, turn restrictions and other driving rules) from a variety of sources, including government agencies and other regional and local sources, and by direct observation using our field staff.

         o Data Entry. We use our proprietary technologies and methods to convert the data that we have collected into our database according to our specifications. The method is to create a geometric base of elements that represent objects in the real world and then to apply additional data, such as street names and addresses, postal codes, one-way road information, and points of interest to that geographic base.

         o Data Validation. Throughout the data entry process, our proprietary systems constantly check the accuracy of the data.

         o Data Extraction. We process the data into a variety of formats and data sets for delivery to our customers.

         During initial database creation, our field personnel build relationships with authorities at all levels responsible for the roadways to gather driving rule and other information and field-verify the database. Once initial development for an area is complete, the assigned field office assumes primary responsibility for keeping the database up to date and accurate.

         We continually update our NAVTECH database to reflect changes to the roadway network and points of interest, and we release these updates to our customers on a periodic basis throughout the year.

         Our local field office gathers information on road conditions and plans from multiple sources, checks data quality and continually validates database information. Our local field personnel also contribute to the updating and quality control efforts by driving the roads to check and update database information. We also use customer and end-user feedback to identify errors and anomalies in the data and to improve our database.

         In connection with our NAVTECH database, we also provide consulting services, customer support, software and software development tools to our customers. We believe these services help our customers reduce the development costs and time to market for their products and services which use NAVTECH data.

TECHNOLOGY.

         We believe that a significant factor in our successful creation and updating of the NAVTECH database is our proprietary software environment. We have employed an integrated, large-system approach, with databases, software support and operations environments. We have devoted significant resources and expertise to the development of a custom data management software and communications environment. We also have built our workstation software to enable sophisticated database creation and the performance of updating tasks in a well-controlled and efficient environment. A particular advantage that we have developed in this area is the ability to access the common database from any of our many field offices and the ability to edit portions of the data on a concurrent basis among several users. Our field personnel are able to operate our proprietary software for data capture on portable computers which are taken into field vehicles to capture data in real-time and then can be taken back into the field office for further processing of the data.

         We have also developed software known as SDAL software, which is intended to support a common database physical storage format known as SDAL Format, which we also developed. This software and format allows and encourages interoperability across navigation systems of different suppliers and simplifies database distribution and support logistics. We also have developed and make available to our customers a suite of software development tools known as

NAVTOOLS software, which includes software for route calculation, route explication, map display, vehicle positioning, destination determination and geocoding. Collectively, this software suite enables customers to bring products based on the NAVTECH database to market more quickly and at reduced cost.

MARKETING AND DATABASE DISTRIBUTION.

         We market our NAVTECH database to vehicle manufacturers, automotive electronics manufacturers, developers of advanced transportation applications, developers of geographic-based information products and services, location-based service providers and other product and service providers. There are multiple methods of distribution to provide NAVTECH data to end users. For example, our customers produce copies of NAVTECH data on various storage media, such as CD-ROMs, DVDs and other media, and distribute those media to end users directly and indirectly through retail establishments, vehicle manufacturers and their dealers, and other re-distributors. We also produce copies of NAVTECH data and distribute those copies to end users both directly and indirectly through vehicle manufacturers and their dealers. Additionally, some of our customers store NAVTECH data on servers and distribute transactions containing information based on the NAVTECH data over the Internet and through other communication networks.

         Our general policy is to charge a license fee for use of our NAVTECH data. The amount of the fee varies depending upon the nature of the application using the data and may be charged on a per-copy or per-transaction or other basis. For in-vehicle navigation systems, we sometimes provide services related to the distribution of copies of the database and charge a fee for the provision of such services.

         Our technical customer support organization assists customers from product inception through testing and market introduction, with support continuing beyond. A customer support manager is assigned to large customers and works closely with our database creation and updating groups to coordinate availability of appropriate database coverage in conjunction with customer product release and roll-out plans.

CUSTOMERS.

                  We have established customer relationships and entered into licensing arrangements with vehicle manufacturers, automotive electronics manufacturers and other developers, manufacturers and marketers of products and services that use NAVTECH data. Our customers include: customers who primarily sell or develop vehicle route guidance products for factory installation, dealer installation and aftermarket sale; customers who develop and market online and wireless products and services incorporating NAVTECH data in a variety of applications, including travel information and driving direction services; and customers such as software logistics solutions firms and developers and marketers of fleet routing, scheduling and similar products.

         During our fiscal year ended December 31, 1998, each of the following customers

(including their respective affiliates, if any) represented 10% or more of our revenue: BMW AG, VDO Car Communications Germany GmbH and Matsushita Communications Industrial Company Ltd (MCI). During our fiscal years ended December 31, 1999 and December 31, 2000, BMW AG (including its affiliates) was our only customer who represented 10% or more of our revenue. During the nine month period ending September 30, 2001, each of BMW AG (including its affiliates) and Harman International Industries, Inc. (including its affiliates) represented 10% or more of our revenue.

LICENSE AGREEMENTS.

         We license and distribute our database in several ways, including by licensing and delivering our database to our business customers - such as application developers and service providers - who then distribute the database directly or indirectly to business and consumer end users in connection with their products and services, and we also license and distribute our database directly (or indirectly through distributors) to both business and consumer end users. In addition to the basic license terms which typically provide for non-exclusive licenses, our license agreements generally include additional terms and conditions for the licenses relating to the specific use of the data. Our license fees vary depending on several factors, including the use for which the data has been licensed, the content of the data to be used by the product or service, and the geographical scope of the data.

         The license fees paid for the licenses are usually on a per-copy basis or a per-transaction basis. In general, there is no requirement that a customer sell a minimum number of copies or transactions, although certain of the licenses require a minimum annual license fee to be paid by the customer.

         Certain of the license agreements allow our customers to require or request us to produce copies of the database on their behalf and to deliver those copies to the customer or to another distributor for redistribution to consumer end users. Similarly, we produce and deliver such database copies to vehicle manufacturers pursuant to purchase orders or other agreements, and the vehicle manufacturers and their dealers redistribute the copies to vehicle purchasers. If a customer makes an election for us to provide such database copies, or if we agree to provide such copies to a vehicle manufacturer, then such customer, vehicle manufacturer or another party is obligated to pay us a fee for each copy that we produce and deliver that includes a per-copy license fee and a service fee for packaging and distribution.

COMPETITION.

         The market for map information is highly competitive. We compete with other companies, as well as with governmental and quasi-governmental agencies, that provide map information in a wide range of map applications with varying levels of functionality. We believe that the principal elements of competition in the market for map information are the geographical coverage of the database, the range and specificity of the information in the database, database accuracy, the price to customers for the use of the database, the price to consumers for the applications, and the availability of software and hardware products that are compatible with the database (or available or used in products/services that use such map information). We currently have several major competitors in providing map information including, TeleAtlas N.V., Geographic Data Technologies Incorporated, ALK Technologies Incorporated and numerous European governmental and quasi-governmental mapping agencies (e.g., Ordnance Survey in the United Kingdom) that license map data for commercial use.

INTELLECTUAL PROPERTY.

         Our success and ability to compete are dependent, in part, upon our ability to establish and adequately protect our intellectual property rights. In this regard, we rely primarily on a combination of copyright laws (including, in Europe, database protection laws), trade secrets, patents and contractual rights to establish and protect our intellectual property rights in our NAVTECH database, software and related technology. Navigation Technologies also protects its database, software and related technology, in part, by confidentiality agreements with our employees, consultants, customers and others. We also claim rights in our trademarks and service marks. Certain of our marks are registered in the United States, Europe and elsewhere and we have filed applications to register certain other marks in such jurisdictions. We have licensed others to use certain of our marks in connection with our database and software and expect to continue licensing certain of our marks in the future.

EMPLOYEES.

         As of September 30, 2001, we had a total of approximately 1,170 employees. We believe that relations with our employees are good, and we have not experienced any work stoppages due to labor disputes. Our employees are not represented by any collective bargaining organization.

RISK FACTORS.

         This registration statement contains forward-looking statements that involve risks and uncertainties. Navigation Technologies' actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this registration statement.

         The risks and uncertainties described below are not the only ones facing Navigation Technologies. Additional risks and uncertainties that are not presently known to us or that we currently believe to be immaterial may also adversely affect our business, financial condition, or operating results in material ways in the future. You should also refer to the other information set forth in this registration statement, including the consolidated financial statements and the related notes.

WE HAVE A HISTORY OF OPERATING LOSSES, AND WE MAY NOT BE PROFITABLE IN THE
FUTURE.

         We have incurred significant operating and net losses in the past and expect to continue to incur losses for the foreseeable future. For the year ended December 31, 2000, we had an


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operating loss of approximately $51.3 million and a net loss of approximately
$109.6 million, and for the nine months ended September 30, 2001, we had an operating loss of approximately $25.9 million and a net loss of approximately $113.1 million. As of December 31, 2000 and September 30, 2001, we also had an accumulated deficit of $649.2 million and $762.4 million, respectively. Although our revenues have grown in recent quarters, we cannot assure you that our revenues will continue to grow in relation to our expenditures so that we will achieve or maintain profitability in the future.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING, WHICH COULD MATERIALLY DELAY IMPLEMENTATION OF OUR BUSINESS STRATEGY.

         Our operations to date have required significant amounts of capital. We expect that we will require significant additional equity and/or debt financing to finance our continued growth or to fund acquisitions or investments in complementary businesses or technologies. As of September 30, 2001, we believe that our cash resources on hand and our available sources of financing will be sufficient to meet our cash needs for the next four to five months at current spending levels, and we expect that we will need to raise additional financing thereafter in order to fully-implement our current business plan. The actual amount and timing of our future financing requirements, however, may differ from our current estimates. Additional financing may not be available to us on a timely basis if at all, or, if available, on terms acceptable to us. If such financing is not available, we may be required to delay implementation of our current business plan or modify our business plan to curtail operations. Moreover, additional equity financing is likely to cause dilution to existing stockholders.

OUR FAILURE TO PROPERLY MANAGE OUR EXPECTED GROWTH COULD ADVERSELY AFFECT THE IMPLEMENTATION OF OUR BUSINESS PLAN.

         We have experienced a period of rapid growth which has placed significant demands on our managerial, operational and financial resources. To accommodate this growth, we must hire additional qualified personnel and implement new or upgraded operating and financial systems, procedures and controls throughout a number of different locations. We may not succeed with these efforts. Our failure to efficiently expand and integrate these areas at a pace consistent with industry changes and the growth of our business could cause our expenses to grow, revenues to decline or grow more slowly than expected and could otherwise impair our growth.

         We also depend to a significant degree on the skills, experience and efforts of our current executive officers and key employees, including management, sales, support, technical and services personnel. Qualified personnel are in demand throughout technology-based industries, and our future success depends in large part on our ability to attract, train, motivate and retain highly skilled employees and the ability of our executive officers and other members of senior management to work effectively as a team. Our difficulties and costs of personnel growth are compounded further by our international operations. The failure to attract and retain skilled executive officers and employees could have a material adverse effect on our business.

IF WE FAIL TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH THIRD-PARTY SOURCES OF DATA USED IN OUR DATABASE, OUR BUSINESS IS LIKELY TO SUFFER.

         In some geographic areas more than others, we depend upon third-party sources for data used to build, maintain and/or enhance our database. In certain cases, this data is readily available only from limited third-party sources and/or at significant cost. Depending on the nature, scope and extent of our use of third-party data, and upon the actual or possible assertion of rights in such data by third parties, we seek to enter into agreements to acquire necessary or appropriate rights and licenses for such data. We have not entered into such agreements in all geographic areas and we cannot assure you that we will be successful in securing such agreements and maintaining our relationships with our current third party sources on acceptable terms or at all. Even in cases where we have entered into data acquisition agreements, our rights and licenses may be limited in scope and duration and subject to various other terms and restrictions which may impair or delay our development, updating and distribution of the NAVTECH database and/or otherwise have a material adverse effect on our business, financial condition and results of operations. For example, certain governmental authorities, mapping agencies, military institutes and other political bodies, particularly in Western Europe, have acquired by contract or otherwise possess certain rights to inspect portions of our database prior to our commercial distribution thereof and certain limited rights to require permits for, or to prevent, our distribution of our database for certain purposes or under limited circumstances. Likewise, certain laws and regulations, particularly in Western European jurisdictions and Canada, may otherwise restrict or impair our activities in expanding, updating and distributing the database. Our inability to obtain the data or rights in data necessary to compile, maintain and enhance our database or any significant increase in the cost thereof, could have a material adverse effect on our business.

DEFECTS OR ERRORS IN OUR DATABASE MAY EXPOSE US TO RISKS OF PRODUCTS LIABILITY CLAIMS.

         The use of NAVTECH data in route guidance products and other navigation products and applications involves an inherent risk of product liability claims and associated adverse publicity. Product liability claims present a risk of protracted litigation, substantial money damages, attorneys' fees, costs and expenses, and diversion of management attention. In an attempt to mitigate the risks of product liability claims, we rely, in part, on disclaimers, limitations of liability and indemnity provisions contained in license agreements with our customers. We cannot assure you that any of these disclaimers, limitations of liability and indemnity provisions will prove to be effective. Our license agreements with our customers generally contain indemnification provisions, and some of such indemnification provisions, in certain circumstances, may require us to indemnify our customers for liabilities, costs and expenses arising out of product liability claims. Any product liability or indemnity claims asserted against us or our customers could have a material adverse effect on our business.

OUR DATABASE RELIES ON OUR INTELLECTUAL PROPERTY, AND ANY FAILURE BY US TO PROTECT OUR INTELLECTUAL PROPERTY COULD ENABLE OTHERS TO MARKET DATABASES WITH SIMILAR COVERAGE AND FEATURES THAT MAY REDUCE DEMAND FOR OUR NAVTECH DATABASE, WHICH WOULD ADVERSELY AFFECT OUR REVENUES.

         We rely primarily on a combination of copyright laws, trade secrets, patents, database laws and contractual rights to establish and protect our intellectual property rights in our database, software and related technology. The laws of some countries in which we operate do not protect our intellectual property rights to the same extent as the laws of other countries. We cannot assure you that the steps we take to establish and protect our intellectual property will be sufficient to prevent misappropriations or that current or potential competitors will not develop databases, software or technologies that are substantially equivalent or superior to ours. Although our database and software are protected in part by copyright, database and trade secret rights, copyright protection does not extend to facts and legislative database protections extending to compilations of facts currently exist only in certain countries of Europe and not in the United States or Canada. Also, copyright and database protection laws do not restrict the ability of a competitor to independently develop substantially the same information as our database. There can be no assurance that competitors will not independently create a database containing substantially the same information as our database.

         Also, we cannot assure you that our trade secrets will not become known or be independently discovered by competitors. Our database is a compilation of public domain, licensed, otherwise-acquired and independently developed information obtained from various sources such as aerial photographs, commercially available maps and data, government records, other data sources and field observation. Various public authorities and private entities claim copyright or other ownership of or protection with respect to certain data and map information. The intellectual property laws governing databases, map information and related technology are unclear and are developing. Although our general policy is to seek to obtain licenses or other rights where necessary or appropriate, we cannot assure you that we have obtained or will be successful in obtaining all such licenses or rights that may be necessary to use such information on reasonable terms or at all. While we believe that our database, software and related technology do not infringe any intellectual property rights of which we are aware, due to the uncertain and developing nature of this area of the law, we cannot assure you that claims of infringement or similar claims will not be asserted against us.

         We also claim rights in our trademarks and service marks. Certain of our marks are registered in the United States, Europe and elsewhere and we have filed applications to register certain other marks in such jurisdictions. Marks of others that are the same or similar to certain of our marks currently exist or may exist in the future. We cannot assure you that we will be able to continue using certain marks or that certain of our marks do not infringe the marks of others. We have licensed others to use certain of our marks in connection with our database and software and expect to continue licensing certain of our marks in the future, and others may take actions that might materially and adversely affect the value of our marks or reputation.

         Our database may be used in a variety of new and evolving industries and markets. Participants in these industries and markets hold patents relating to databases, software and related subject matter and additional patents may issue in the future. The validity, scope and enforceability of such patents is unclear. We do not believe that we infringe any patents of which we are aware; however, there can be no assurance that we do not infringe or that patent infringement claims will not be asserted against us. The ability of our customers to develop and market products using NAVTECH data and software may also be materially affected by such patents. The existence and assertion of such patents may deter our current and potential customers from developing and introducing products, with a corresponding adverse effect on our revenues.

         In the event that claims of infringement are asserted against us or our current or potential customers, we or they may be required to obtain one or more licenses from third parties. There can be no assurance that any necessary licenses from third parties can or will be obtained at a reasonable cost or at all. Also, in the event that we or any of our customers is found to have infringed such patents, we or they may be subject to payment of substantial royalties or damages, or enjoined or otherwise prevented from marketing our database, software or related technologies and/or products which would incorporate our database, software or related technologies. Our license agreements with our customers generally contain indemnification provisions, which in certain circumstances, may require us to indemnify our customers for liabilities, costs and expenses arising out of violations of intellectual property rights. While we do not believe that we infringe on any patents of which we are aware, we cannot assure you that such indemnification provisions and other actions by us will not result in indemnification claims or claims of direct or contributory patent infringement or patent infringement inducement. We also cannot assure you that the outcome of any such claim would not have a material adverse effect on our business.

         The resolution of any claims related to our intellectual property would generally involve complex legal and factual questions and would consequently be uncertain. In particular, resolution of such claims would likely entail considerable cost to us and cause diversion of attention of management.

RELATIONSHIP WITH AND CONTROL BY PHILIPS.

         Koninklijke Philips Electronics N.V. ("Philips") is our principal stockholder, holding, as of September 30, 2001, approximately 50.2% of the issued and outstanding shares of our common stock, all of our issued and outstanding shares of Series A preferred stock, all of our issued and outstanding shares of Series B preferred stock and warrants to acquire up to 47,380,000 shares of our common stock. Philips acquired this ownership interest through equity investments by its indirect, wholly-owned subsidiary, Philips Consumer Electronic Services B.V. ("Philips B.V."), and the conversion of certain of our indebtedness to Philips B.V. into equity. Philips has the power to elect all of the members of our board of directors, except to the extent that it has been agreed that another shareholder or individual shall have the right to appoint or serve as a director. See "Executive Officers and Directors" under
Item 5. Directors and Executive Officers for additional information regarding these agreements and Philips' rights.

Philips, acting alone, holds approximately 90% of the voting power of the stockholders and has effective control over all actions requiring stockholder approval, such as the election or removal of the board, amendments to our governing documents, or mergers or other change of control transactions involving Navigation Technologies. Philips, together with other holders of common stock, may act by written consent, without a meeting of stockholders, to take such actions at any time, including the election or removal of directors.

         In addition, historically we have been substantially dependent upon Philips to provide us with capital to finance our growth and ongoing operations. Philips B.V. has agreed to purchase additional shares of our Series A preferred stock, upon our request at a purchase price of $10 per share at any time on a monthly basis until the date upon which the Series A and Series B preferred stock are converted into common stock, up to a maximum investment by Philips B.V. of $50,000,000. As of September 30, 2001, we had the ability to request purchases by Philips B.V. of an additional $9,940,312 worth of our Series A preferred stock. Neither Philips nor Philips B.V. is under any other obligation to provide additional funding to us. Our agreements with Philips B.V. also subject us to certain restrictive covenants, including covenants with respect to the incurrence of indebtedness and giving Philips B.V. a right of first refusal with respect to the issuance of any of our common stock or securities convertible into or exercisable for shares of our common stock or any other rights, options, warrants or agreements for the purchase or acquisition of shares of our common stock, subject to certain exceptions.

         Philips B.V. also holds certain rights with respect to the registration under the Securities Act of shares of our common stock that it holds. Philips B.V. may make up to five demands of us to register some or all of its shares at any time after the earlier of a qualifying initial public offering by us or October 1, 2002. In addition to these demand registration rights, if we propose to register any shares of our common stock for public sale under the Securities Act, either for our own account or the account of any other person, Philips B.V. may require that we include some or all of its shares in that registration. We are obligated to pay all of the expenses incurred in connection with any of these registrations (other than certain selling expenses of Philips B.V.). The registration rights will terminate upon the earlier to occur of (i) five years after a qualifying initial public offering, or (ii) the date on which Philips B.V. is able to sell the shares held by it within a 180 day period under Rule 144 of the Securities Act.

OUR INTERNATIONAL OPERATIONS AND FOREIGN CURRENCY FLUCTUATIONS HAVE INHERENT RISKS THAT MAY ADVERSELY AFFECT OUR OPERATIONS.

         We have substantial operations in Western Europe and other jurisdictions and we expect a significant portion of our revenues and expenses will be generated by our Western European operations in the future. Accordingly, our operating results are and will continue to be subject to the risks of doing business in foreign countries, including compliance with, or changes in, the laws and regulatory requirements of various foreign countries and the European Community, difficulties in staffing and managing foreign subsidiary operations, taxes, trade barriers and business interruptions. In addition, substantially all of our expenses and revenues relating to our international operations are denominated in foreign currencies. Historically, we have not engaged in activities to hedge our foreign currency exposures and we currently have no plans to do so in the foreseeable future. As a result, we are and will continue to be, subject to risks related to foreign currency fluctuations. Any of these matters could increase our expenses and have a material adverse effect on our financial condition and results of operations.

THERE IS NO PUBLIC MARKET FOR ANY OF OUR SECURITIES, AND WE DO NOT CURRENTLY EXPECT A MARKET FOR ANY OF OUR SECURITIES TO DEVELOP.

         There is no public market for the class of our employee stock options being registered pursuant to this registration statement or for shares of our common stock, Series A preferred stock or Series B preferred stock. None of our securities are listed or admitted to trading on any securities exchange or other quotation or trading system and we currently do not intend to take any action to list any of our securities for public trading or otherwise encourage a public market for our securities to develop. This registration statement does not register any of our securities, including our employee stock options and shares of common stock that may be acquired upon exercise of the options, for resale by our securityholders under the Securities Act.

WE DERIVE A SIGNIFICANT PORTION OF OUR REVENUES FROM A LIMITED NUMBER OF CUSTOMERS, AND IF WE ARE UNABLE TO MAINTAIN THESE RELATIONSHIPS OR ATTRACT ADDITIONAL CUSTOMERS OUR REVENUES ARE LIKELY TO BE ADVERSELY AFFECTED.

         Approximately 34% of our revenues for the year ended December 31, 2000 came from three customers and approximately 30% of our revenues for the nine months ended September 30, 2001 came from two customers. Although the percentage of our revenue accounted for by a limited number of customers has decreased since 1999, we expect that a limited number of customers will continue to represent a material percentage of our revenues for the foreseeable future. The loss of one or more of these significant customers, or fewer or smaller orders from them, could adversely affect our revenues.

THE MARKET IN WHICH WE AND OUR CUSTOMERS OPERATE IS EVOLVING AND FURTHER GROWTH IN THE MARKET FOR PRODUCTS AND SERVICES INCORPORATING THE NAVTECH DATABASE IS UNCERTAIN.

         Our success depends upon the continued development of route guidance, fleet management, tracking and geographic information systems, maps and other navigation-related products and services, the continued growth and development of markets for those products and services, and the use of the NAVTECH database in those products and services. We cannot assure you that these types of products and services will continue to be developed, that the market for existing and new products and services will continue to grow and develop, or that the products and services that are developed and marketed will use the NAVTECH database. We are heavily dependent upon our customers to develop and market products and services that use our database and provide us with revenue. Even if such products and services continue to be developed and marketed by our customers and such products and services gain market acceptance, we cannot assure you that we will be able to license our NAVTECH database at prices that will result in our achieving profitable operations. Moreover, the use of our map information in route guidance products historically has accounted for the majority of our revenue and involves highly competitive pressures which may result in price reductions for our database which could materially adversely affect our business and prospects.

ITEM 2.           FINANCIAL INFORMATION.


                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables present certain historical consolidated financial and operating data for Navigation Technologies and should be read in conjunction with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this registration statement. We derived our consolidated statement of operations data for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 and the consolidated balance sheet data at December 31, 1996, 1997, 1998, 1999 and 2000 from our audited consolidated financial statements included elsewhere in this registration statement. The consolidated statement of operations data for the nine months ended September 30, 2000 and 2001 and the balance sheet data as of September 30, 2001 are derived from our unaudited consolidated financial statements included elsewhere in this registration statement. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. Historical results are not necessarily indicative of results that may be expected for any future period.

              NAVIGATION TECHNOLOGIES CORPORATION AND SUBSIDIARIES

                                                                                                       NINE MONTHS
                                                                                                          ENDED
                                                YEARS ENDED DECEMBER 31,                               SEPTEMBER 30,
                                 ------------------------------------------------------------    ------------------------
                                     1996         1997         1998        1999          2000        2000         2001
                                 ---------      -------     --------     --------      -------   -----------   ----------
                                                                                                 (UNAUDITED)   (UNAUDITED)

CONSOLIDATED STATEMENT OF OPERATIONS DATA:               (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)

Net revenue                      $    5,268        8,678       26,844       51,088       82,195       57,460       78,689
Database licensing and
  production costs                   53,238       54,948       69,039       73,987       78,659       57,157       61,616
Selling, general and
  administrative expenses            23,700       24,238       37,684       56,043       54,855       38,830       42,945
                                    -------      -------     --------     --------     --------     --------     --------
                                     76,938       79,186      106,723      130,030      133,514       95,987      104,561
                                    -------      -------     --------     --------     --------     --------     --------
Operating loss                      (71,670)     (70,508)     (79,879)     (78,942)     (51,319)     (38,527)     (25,872)
Other expense, net                   (1,167)      (9,548)     (24,798)     (42,053)     (58,249)     (42,713)     (17,691)
                                  ---------     --------    ---------    ---------    ---------    ---------    ---------
Loss before extraordinary item      (72,837)     (80,056)    (104,677)    (120,995)    (109,568)     (81,240)     (43,563)
Extraordinary loss on early
  extinguishment of debt                  0            0            0            0            0            0      (69,568)
                                 ----------     --------    ---------    ---------    ---------     --------    ---------
Net loss                            (72,837)     (80,056)    (104,677)    (120,995)    (109,568)     (81,240)    (113,131)
Cumulative preferred stock
  dividends                               0            0            0            0            0            0      (58,819)
                                 ----------     --------    ---------    ---------    ---------     --------    ---------
Net loss applicable to
  common stockholders            $  (72,837)     (80,056)    (104,677)    (120,995)    (109,568)     (81,240)    (171,950)
                                 ==========     ========    =========    =========    =========     ========    =========
Basic and diluted loss per
  common share before
  extraordinary item             $    (0.52)       (0.30)       (0.31)       (0.32)       (0.28)       (0.21)       (0.26)
                                 ==========     ========     ========     ========     ========     ========     ========
Basic and diluted loss per
  common share                   $   (0.52)        (0.30)       (0.31)       (0.32)       (0.28)       (0.21)       (0.43)
                                 =========      ========     ========     ========     ========     ========     ========
Shares used in per share
  computation                      140,521       266,537      334,643      380,653      396,664      396,237      398,143
                                 =========      ========     ========     ========     ========     ========     ========

OTHER DATA:
  Depreciation and
    amortization                 $   2,872        2,857        3,277        3,345        5,193        2,873        6,550
  Amortization of goodwill               0          508        6,092       11,677            0            0            0
  Capital expenditures              (3,181)      (3,402)      (5,539)      (2,697)     (18,162)     (11,864)     (10,267)



                                                             DECEMBER 31,                         SEPTEMBER 30,
                                       --------------------------------------------------------   -------------
                                          1996        1997       1998         1999       2000         2001
                                       --------     -------    ---------   ---------   ---------  -------------
                                                                                                   (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:                                   (IN THOUSANDS)
Total assets                           $ 10,311      28,561      30,466      22,220      51,263      65,811
Long-term debt                           28,400      91,319     165,252     237,632     339,733           0
Total stockholders' equity (deficit)    (40,795)    (85,421)   (163,389)   (259,360)   (345,908)      6,615


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


         You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes thereto contained elsewhere in this registration statement. Certain information contained in this discussion and analysis and presented elsewhere in this registration statement, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risk and uncertainties. In evaluating these statements, you should specifically consider the various factors identified in this registration statement that could cause results to differ materially from those expressed in such forward-looking statements, including those matters set forth under the caption "Risk Factors" under Item 1. Business.

OVERVIEW.

         Navigation Technologies Corporation is a leading provider of digital map information and related software and services used in a wide range of navigation, mapping and geographic-related applications, including products and services that provide maps, driving directions, turn-by-turn route guidance, fleet management and tracking and geographic information systems. These products and services are provided to end users by our customers on various platforms, including: self-contained hardware and software systems installed in vehicles; personal computing devices, including personal digital assistants and cell phones; server-based systems, including internet and wireless services; and paper media.

         We have been unprofitable since our inception and as of September 30, 2001, we had an accumulated deficit of $762.4 million. Our operating expenses have increased as we have made investments related to the development, improvement and commercialization of our database. We anticipate that operating expenses will continue to increase as we continue our growth and development activities, including further development and enhancement of the NAVTECH database and increasing our sales and marketing efforts. Although our revenues have grown significantly over the past three years, we may not be able to sustain these growth rates. We anticipate that we will continue to incur operating losses for the foreseeable future, and we cannot assure you that we will achieve profitable operations in the future.

         The market for products and services that use the NAVTECH database is evolving, and we believe that our future success depends upon the development of markets for a variety of products and services that use our database. Even if such products and services continue to be developed and marketed by our customers and gain market acceptance, we may not be able to license the database at prices that will result in our achieving profitable operations. Moreover, the market for map information is highly competitive, and competitive pressures in this area may result in price reductions for our database which could materially adversely affect our business and prospects.

         We derive a substantial majority of our revenue from licensing our database. We also generate revenue from professional services. Our database licensing revenue includes revenue associated with nonrefundable minimum licensing fees, royalty arrangements, prepaid licensing fees from our distributors and customers and direct sales to end users. Nonrefundable minimum licensing fees are recognized as revenue ratably over the period of the license. Royalties are recognized in the period in which they are reported by the customer to us. Prepaid licensing fees are recognized in the period in which the distributor or customer reports that it has shipped our database to the end user. Multiple element license fees including upgrade rights are allocated based on the relative fair values of the elements and recognized when the Company ships elements to the end users. We recognize revenue for direct sales licensing when we ship the database to the end user. Revenue on the sale of professional services provided on a time and material basis is recognized as the services are performed, and revenue on the sale of services provided on a fixed fee basis generally is recognized on a percentage-of-completion basis

         Since our inception we have invested significant amounts in creating and updating our database and developing related software applications for internal use. Database licensing and production costs consist of database creation and updating, database licensing and distribution, and database-related software development. Database creation and updating costs are expensed as incurred. These costs include the direct costs of database creation and validation, costs to obtain information used to construct the database, and ongoing costs for updating and enhancing the database content. Direct costs related to reproduction of the database for licensing, shipping and handling, and per copy sales are considered part of the database licensing and distribution costs. Database-related software development costs consist primarily of costs for the development of software, including applications used internally to improve the effectiveness of database creation, updating activities and enhancements to internal applications that enable our core database to operate with emerging technologies, and applications to facilitate customer use of our database. Costs of internal-use software are accounted for in accordance with AICPA Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Accordingly, certain application development costs relating to internal-use software have been capitalized and are being amortized on a straight-line basis over the estimated useful lives of the assets, generally five years.

         A material portion of our revenues and expenses have been generated by our European operations and we expect that our European operations will account for a material portion of our revenues and expenses in the future. Substantially all of our international expenses and revenue are denominated in foreign currencies, and fluctuations in the value of currencies in relation to the United States dollar have caused and will continue to cause dollar-translated amounts to vary from one period to another. Historically, we have not engaged in activities to hedge our foreign currency exposures and have no plans to do so in the foreseeable future. Revenues derived from our European operations in 1998, 1999 and 2000, accounted for approximately 61%, 62% and 59%, respectively, and 64% of our total revenues for the nine month period ended September 30, 2001.

RESULTS OF OPERATIONS.

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 2001

         Revenues. Our total revenues increased 36.9% from $57.5 million for the nine months ended September 30, 2000 to $78.7 million during the same period in 2001. The increase in total revenues was due primarily to a significant increase in revenues from database licensing which resulted primarily from increased sales to existing customers. Growth was strong in all geographic regions in 2001, as North American revenues increased 14.2% from $25.0 million for the nine months ended September 30, 2000 to $28.6 million during the same period in 2001, and European revenues increased 54.5% from $32.5 million for the nine months ended September 30, 2000 to $50.1 million during the same period in 2001. Approximately 18% of our revenues for the nine months ended September 30, 2000 came from one customer, while approximately 30% of our revenues for the nine months ended September 30, 2001 came from two customers (accounting for 19% and 11%, respectively).

         Database Licensing and Production Costs. Database licensing and production costs increased 7.7% from $57.2 million for the nine months ended September 30, 2000 to $61.6 million during the same period in 2001. This increase was due primarily to our investment in updating and improving the coverage of our database in both North America and Europe.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 10.6% from $38.8 million for the nine months ended September 30, 2000 to $42.9 million during the same period in 2001. This increase was due primarily to our investments in growing the size and capabilities of our worldwide sales force, and in improving our infrastructure to support future growth.

         Other Income and Expense. Interest expense decreased from $42.3 million for the nine months ended September 30, 2000 to $17.7 million during the same period in 2001. The decrease was due primarily to the reduction of our indebtedness during the first quarter of 2001 through the exchange of shares of our Series A and Series B preferred stock for our outstanding borrowings from Philips.

         Operating Loss, Net Loss and Net Loss Per Share. Our operating loss decreased from $38.5 million for the nine months ended September 30, 2000 to $25.9 million during the same period in 2001. Our net loss, however, increased from $81.2 million for the nine months ended September 30, 2000 to $113.1 million during the same period in 2001 as a result of the extraordinary loss from the early extinguishment of debt we incurred in connection with the exchange of the shares of our preferred stock for our outstanding indebtedness to Philips. Basic and diluted net loss per common share before extraordinary item increased from $(0.21) per share for the nine months ended September 30, 2000 to $(0.26) per share during the same period in 2001. This reflects the cumulative preferred stock dividends on the preferred stock issued to Philips during the first quarter of 2001 in exchange for the extinguishment of debt offset, in part, by reduced operating loss and reduced interest expense in 2001. Including the extraordinary loss on the early extinguishment of debt, basic and diluted net loss per common share increased from

$(0.21) per share for the nine months ended September 30, 2000 to $(0.43) per share during the same period in 2001.

COMPARISON OF YEARS ENDED DECEMBER 31, 1999 AND 2000

         Revenues. Our total revenues increased 60.9% from $51.1 million in 1999 to $82.2 million in 2000. The increase in total revenues was due primarily to a significant increase in revenues from database licensing which resulted primarily from increased sales to existing customers. Growth was strong in all geographic regions in 2000, as North American revenues increased 70.9% from $19.6 million in 1999 to $33.5 million in 2000, and European revenues increased 54.7% from $31.5 million in 1999 to $48.7 million in 2000. Approximately 22% of our revenues in 1999 came from one customer, while approximately 34% of our revenues in 2000 came from three customers (accounting for 17%, 9% and 8%, respectively).

         Database Licensing and Production Costs. Database licensing and production costs increased 6.3% from $74.0 million in 1999 to $78.7 million in 2000. This increase was due primarily to our investment in updating and improving the coverage of our database in both North America and Europe offset, in part, by the capitalization of $7.8 million of development costs for internal use software, less $0.4 million of amortization expense thereon.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased 2.0% from $56.0 million in 1999 to $54.9 million in 2000 primarily as a result of the complete amortization of goodwill as of December 31, 1999. This was partially offset by increases in our selling and marketing expenses due to our investment in growing the size and capabilities of our worldwide sales force and in improving our infrastructure to support future growth.

         Other Income and Expense. Interest expense increased 41.3% from $41.4 million in 1999 to $58.5 million in 2000 as a result of increased borrowings from Philips to support increased investment in the NAVTECH database and sales force. Amortization of the debt discount recognized as the result of the issuance of warrants to Philips in conjunction with the related borrowings, contributed to the increase in non-cash interest expense in 2000.

         Operating Loss, Net Loss and Net Loss Per Common Share. Our operating loss decreased from $78.9 million in 1999 to $51.3 million in 2000 as revenues increased at a higher rate relative to the increase in our expenses. Net loss decreased from $121.0 million in 1999 to $109.6 million in 2000, and basic and diluted net loss per common share decreased from $(0.32) per share in 1999 to $(0.28) per share in 2000, due primarily to the reduced operating loss offset, in part, by the increased interest expense noted above.

COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND 1999

         Revenues. Our total revenues increased 90.7% from $26.8 million in 1998 to $51.1 million in 1999. The increase in total revenues was due primarily to a significant increase in revenues from database licensing which resulted primarily from increased sales to existing customers. Growth was strong in all geographic regions in 1999, as North American revenues increased 87.0% from $10.5 million in 1998 to $19.6 million in 1999, and European revenues increased 92.4% from $16.4 million in 1998 to $31.5 million in 1999. Approximately 44% of our revenues in 1998 came from three customers (accounting for 24%, 10% and 10%, respectively), while approximately 22% of our revenues in 1999 came from one customer.

         Database Licensing and Production Costs. Database licensing and production costs increased 7.2% from $69.0 million in 1998 to $74.0 million in 1999. This increase was due primarily to our investment in updating and improving the coverage of our database in both North America and Europe.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 48.5% from $37.7 million in 1998 to $56.0 million during the same period in 1999. This increase was attributable to increased selling and marketing expenses, due primarily to our investment in growing the size of our worldwide sales force and in improving our infrastructure to support future growth, together with a $5.6 million increase in amortization of goodwill related to a reduced estimated useful life.

         Other Income and Expense. Interest expense increased 68.8% from $24.5 million in 1998 to $41.4 million in 1999 as a result of increased borrowings from Philips to support increased investment in the NAVTECH database and our sales force. Amortization of the debt discount recognized as the result of the issuance of warrants to Philips in conjunction with the related borrowings contributed to the increase in non-cash interest expense in 1999.

         Operating Loss, Net Loss and Net Loss Per Common Share. Our operating loss decreased from $79.9 million in 1998 to $78.9 million in 1999 as the increase in revenues more than offset the increases in our operating expenses. Net loss increased from $104.7 million in 1998 to $121.0 million in 1999 as the increase in interest expense more than offset improved operating performance. Basic and diluted net loss per common share was $(0.31) and $(0.32) per share in 1998 and 1999, respectively. The increased net loss in 1999 was offset by an increase in the weighted average common shares outstanding in 1999 resulting from the exercise by Philips of warrants to purchase 59,451,000 shares.

INCOME TAXES.

         As of December 31, 2000, we had net operating loss carryforwards for Federal and state income tax purposes of approximately $187.2 million and $63.2 million, respectively. The difference between the federal and state loss carryforwards results primarily from a 50% limitation on California loss carryforwards, capitalized research and development costs for California income tax purposes and a five-year limit on California net operating loss carryforwards. We also have available tax credit carryforwards of approximately $2.9 million and $2.4 million for Federal and state tax purposes, respectively. Net operating loss carryforwards are available to reduce future taxable income and begin to expire, in part, if not used by the end of 2001. Under certain provisions of the Internal Revenue Code, the availability of our operating loss carryforwards may be subjected to limitation if we experience certain substantial changes in our ownership. We did experience such a change in May 1992, which limits the amount of net operating loss carryforwards incurred from 1985 through May 1992 that we may use in any particular year.

         We also have operating loss carryforwards in Europe and Canada of approximately $301.5 million and $2.3 million, respectively. The European loss carryforwards have no expiration date and the Canadian loss carryforwards generally have a seven-year carryforward period.

LIQUIDITY AND CAPITAL RESOURCES.

         We have financed our operations through private placements of equity securities, borrowings from Philips and, to a lesser extent, from cash generated from operating revenue. As of September 30, 2001, cash and cash equivalents totaled $18.3 million. Historically, we have been substantially dependent upon Philips for funding. We entered into a stock purchase agreement with Philips dated as of March 29, 2001 pursuant to which Philips converted an aggregate of $443.0 million of our indebtedness to Philips into 1,695,968.805 shares of our Series A preferred stock and 42,600,002.533 shares of our Series B preferred stock. In conjunction with the closing of the stock purchase agreement, Philips purchased 710,000 additional shares of Series A preferred stock for $7.1 million. In addition, Philips agreed to purchase additional shares of our Series A preferred stock at our request, at a price of $10 per share up to an aggregate of $50.0 million. As of September 30, 2001, 994,031 shares of our Series A Preferred Stock remain available, subject to call, for an aggregate purchase price of $9.9 million. In addition, we presently have an obligation to pay a refundable deferred licensing fee of $6.7 million.

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 2001

         For the nine months ended September 30, 2000, net cash used in operating activities was $37.1 million. For the same period in 2001, net cash used in operating activities was $11.5 million. The decrease in cash used in operating activities reflects primarily the effect of the reduced operating loss and an $8 million licensing fee received in advance from one customer.

         Net cash used in investing activities for the nine months ended September 30, 2000 was $11.9 million compared with $10.3 million during the same period in 2001. Reduced investments in property and equipment were partially offset by increased investments in software developed for internal use.

         For the nine months ended September 30, 2000, cash provided by financing activities was $53.3 million. For the same period in 2001, net cash provided by financing activities was $32.6 million. Loans from Philips provided $51.6 million of cash during the nine months ended September 30, 2000, while loans from Philips provided $16.6 million and sales of our Series A preferred stock to Philips accounted for $23.1 million of cash from financing activities during the nine months ended September 30, 2001. The $6.8 million repayment of a refundable licensing advance also reduced the net cash provided by financing activities for the nine months ended September 30, 2001.

         As of September 30, 2001, we believe that our current cash resources on hand, operating revenues and available sources of financing (including amounts that we may raise by issuing additional shares of Series A preferred stock to Philips) will satisfy our anticipated working capital needs and capital expenditure requirements at our current level of operations for at least the next 4 to 5 months. After that, we expect that we will require additional funds to support our working capital and other requirements at our current level of operations, and may seek to raise additional funds from public or private equity issuances, debt financings or other sources. We cannot assure you that additional financing will be available on a timely basis, on terms acceptable or favorable to us or at all. If such financing is not available, we may be required to delay implementation of our current business plan or modify our business plan to curtail operations.

COMPARISON OF YEARS ENDED DECEMBER 31, 1999 AND 2000

         For the year ended December 31, 1999, net cash used in operating activities was $60.9 million compared with $45.6 million for the year ended December 31, 2000. The decrease in cash used in operating activities reflects primarily the effect of the reduced operating loss during 2000.

         Net cash used in investing activities for the year ended December 31, 1999 was $2.7 million compared to $18.2 million for the year ended December 31, 2000. The increase in cash used in investing activities reflects primarily investments in property and equipment and capitalization of $7.8 million of development costs for internal use software in 2000.

         For the year ended December 31, 1999, net cash provided by financing activities was $66.2 million. For the year ended December 31, 2000, net cash provided by financing activities was $67.4 million. Loans from Philips provided $65.3 million of cash during 1999, as compared to $65.5 million of cash during 2000.

COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND 1999

         For the year ended December 31, 1998, net cash used in operating activities was $71.9 million compared with $60.9 million for the year ended December 31, 1999. The decrease in cash used in operating activities reflects primarily the effect of favorable fluctuations in working capital accounts in 1999.

         Net cash used in investing activities for the year ended December 31, 1998 was $5.5 million compared to $2.7 million for the year ended December 31, 1999. The decrease in cash used in investing activities reflects reduced investments in property and equipment.

         For the year ended December 31, 1998, net cash provided by financing activities was $77.0 million. For the year ended December 31, 1999, net cash provided by financing activities was $66.2 million. Loans from Philips provided $76.8 million of cash during 1998, as compared to $65.3 million of cash during 1999.

NEW ACCOUNTING PRONOUNCEMENTS.

         In July 2001, Statement of Financial Accounting Standards ("SFAS") No.141, "Business Combinations" and SFAS No. 142, "Goodwill and Intangible Assets", were issued. In October 2001, SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" was issued. SFAS No. 141 requires that all business combinations initiated after June 30, 2001, be accounted for using the purchase method of accounting, and prohibits the use of the pooling-of-interests method for such transactions. SFAS No. 141 also requires identified intangible assets acquired in a business combination to be recognized as an asset apart from goodwill if they meet certain criteria. The adoption of SFAS No. 141 has not impacted our consolidated financial statements.

         SFAS No. 142 applies to all goodwill and identified intangible assets acquired in a business combination. Under the new standard, all goodwill, including that acquired before initial application of the standard, will not be amortized but must be tested for impairment at least annually. Identified intangible assets should be amortized over their estimated useful lives and reviewed for impairment in accordance with SFAS No. 144. Within six months of initial application of the new standard, a transitional impairment test must be performed on all goodwill. Any impairment loss recognized as a result of the transitional impairment test should be reported as a change in accounting principle. In addition to the transitional impairment test, the required annual impairment test should be performed in the year of adoption of SFAS No. 142. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001, (although early adoption would be permitted in certain circumstances) and must be adopted as of the beginning of a fiscal year. Retroactive application is not permitted. The adoption of SFAS No. 142 is not expected to impact our consolidated financial statements.

         SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" it retains many of the fundamental provisions of that Statement. SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a segment of a business. However, it retains the requirement in Opinion 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The adoption of SFAS No. 144 is not expected to impact our consolidated financial statements.

QUALITATIVE AND QUANTITATIVE DISCLOSURES OF MARKET RISK.

         We invest our cash in highly-liquid cash equivalents, and do not currently have investments in derivative financial instruments. We do not believe that our exposure to interest rate risk is material to our results of operations.

         A material portion of our revenues and expenses have been generated by our European operations and we expect that our European operations will account for a material portion of our revenues and expenses in the future. In addition, substantially all our expenses and revenues related to our international operations are denominated in foreign currencies. Historically, we have not engaged in activities to hedge our foreign currency exposure and we currently have no plans to do so in the foreseeable future. As a result, we are and will continue to be, subject to risks related to foreign currency fluctuations, which may have a negative effect on our earnings. Based on our 2000 net loss, a $0.10 change in the average U.S. dollar/euro currency exchange rate (actual 2000 average rate of 0.9205 euro/U.S. dollar), would have increased or decreased the Company's net loss by $4.4 million.

EURO CONVERSION.

         On January 1, 1999, certain member countries of the European Union established fixed conversion rates between their existing currencies ("legacy currencies") and one common currency - the euro. The euro trades on currency exchanges and may be used in business transactions. Beginning in January 2002, new euro-denominated bills and coins will be used and legacy currencies will be withdrawn from circulation. Our operating subsidiaries affected by the euro conversion have developed plans to address the systems and business issues affected by the euro currency conversion. These issues include, among others,
(i) the need to adapt computer and other business systems and equipment to accommodate euro-denominated transactions, and (ii) the competitive impact of cross border price transparency, which may affect pricing strategies. We do not expect this conversion to have a material impact on its financial condition or results of operations.

ITEM 3.           PROPERTIES.

         Our corporate headquarters are located in Chicago, IL and we maintain a regional headquarters in Best, The Netherlands. We also have a production facility in Fargo, ND. The table below provides additional information concerning our principal facilities, including the approximate square footage of each facility and the lease or sublease expiration date. We believe that our facilities are suitable to meet our needs for the foreseeable future.


LOCATION                       USE/PURPOSE                  SQUARE FOOTAGE        LEASE EXPIRATION
--------                       ----------------------       --------------        ----------------
Chicago, IL                    Corporate Headquarters       99,545                September 30, 2007

Fargo, ND                      Production Facility          56,500                August 31, 2010

Best, The Netherlands          Regional Headquarters        40,900                December 31, 2006



         In addition to these facilities, we also have approximately 100 field and other offices in 18 countries worldwide.

ITEM 4.           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                  MANAGEMENT.

         The following table sets forth certain information regarding beneficial ownership of our common stock as of September 30, 2001 by: (1) each person known by us to beneficially own more than 5% of our outstanding capital stock; (2) each of our directors and named executive officers and (3) all directors and executive officers as a group. Unless otherwise indicated, the address for each stockholder listed in the table is c/o Navigation Technologies Corporation, 222 Merchandise Mart Plaza, The Merchandise Mart, Suite 900, Chicago, Illinois 60654.

     For purposes of calculating the percentage of our common stock beneficially owned as of September 30, 2001, 501,993,903 shares of common stock equivalents are deemed outstanding as of such date, consisting of 398,243,586 shares of common stock outstanding and 47,380,000 shares of common stock equivalents issuable upon exercise of outstanding warrants and 56,370,317 shares of common stock equivalents issuable upon exercise of outstanding options exercisable within 60 days of September 30, 2001. As of September 30, 2001 there were 4,005,969 shares of Series A preferred stock and 42,600,003 shares of Series B preferred stock issued and outstanding. In addition, 474,150 shares of Series A preferred stock and 5,407,772 shares of Series B stock represent the cumulative, but unpaid dividends on the shares of Series A and Series B preferred stock beneficially owned by Philips. Except as otherwise indicated in the footnotes to the table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite that stockholder's name.


TITLE OF                           NAME OF                                   NUMBER OF SHARES         PERCENTAGE OF SHARES
 CLASS                         BENEFICIAL OWNER                             BENEFICIALLY OWNED*         BENEFICIALLY OWNED
------------------      ---------------------------------------------       -------------------         ------------------
Series A Preferred      Philips                                                    4,480,119(1)                     100%
Series B Preferred      Philips                                                   48,007,775(1)                     100%
Common                  Philips                                                  247,176,148(2)                   49.24%
Common                  NavPart I B.V.                                           120,420,075(3)                   23.99%
Common                  T. Russell Shields                                        51,482,678                      10.26%
Common                  Judson C. Green                                           18,676,471                       3.72%
Common                  Dirk-Jan van Ommeren                                                0(4)                     **
Common                  William E. Curran                                                   0(5)(6)                  **
Common                  Richard J. A. de Lange                                              0(5)                     **
Common                  James P. Nolan                                                      0(5)                     **
Common                  Denis M. Cohen                                                796,939                        **
Common                  Michael J. M. Walsh                                           606,667                        **
Common                  M. Salahuddin Khan                                            617,553                        **
Common                  Lawrence D. Chesler                                           408,000                        **
Common                  Ronald A. Brumback                                          5,000,000                      1.00%

Common                  Total of all Directors and Executive Officers              74,779,694                     14.90%


----------------------
(*) Represents shares beneficially owned pursuant to Rule 13d-3 of the rules promulgated under the Securities Exchange Act of 1934, as amended, including shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days of September 30, 2001, shares held by a spouse, shares held by or for the benefit of the director or officer or one or more members of the director's or officer's immediate family, shares held as community property, held in joint tenancy with a spouse or other members of the director's or officer's immediate family, in which the director or officer has a beneficial interest, shares in which the director or officer may disclaim beneficial ownership and shares credited to the account of a director or officer under the SEI Information Technology Retirement Plan.

(**)     Less than 1%.

(1) Includes cumulative, but unpaid dividends. These shares are held of record by Philips B.V., an indirect wholly-owned subsidiary of Philips.

(2) Includes 199,796,148 shares of common stock and warrants to acquire 47,380,000 shares of common stock. These shares are held of record by Philips B.V., an indirect wholly-owned subsidiary of Philips.

(3) NavPart I B.V. is the recordholder of 84,294,052 shares of our common stock and Maarten Scholtens, as escrow agent on behalf of NavPart II B.V., a wholly-owned subsidiary of NavPart I B.V., is the recordholder of 36,126,023 shares of our common stock.

(4) Mr. van Ommeren is an officer of NavPart I B.V. and disclaims beneficial ownership with respect to the shares of common stock beneficially owned by NavPart I B.V.

(5) In each case, the individual is an officer of a subsidiary of Philips and disclaims beneficial ownership with respect to the shares owned by or for the benefit of Philips.

(6) Mr. Curran has options to acquire 87,416 shares of Philips common stock.

ITEM 5.           DIRECTORS AND EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS AND DIRECTORS.

         Our executive officers and directors and their ages, as of September 30, 2001, are as follows:


NAME                                            AGE                                 POSITION(S)
---------------------------------               ---     -------------------------------------------------------------------
Executive officers and directors:

Judson C. Green (2)(6)                           49     President, Chief Executive Officer and Director
Denis M. Cohen                                   60     Executive Vice President, Marketing & Sales Europe and Japan
John K. MacLeod                                  44     Executive  Vice  President,  Marketing  & Sales  North  America and
                                                        World Markets
Lawrence D. Chesler                              64     Senior Vice President, Corporate Affairs and Corporate Secretary
M. Salahuddin Khan                               49     Senior  Vice   President,   Technology  &  Development   and  Chief
                                                        Technology Officer
Mary D. Hardwick                                 42     Vice President, Quality
James M. Herbst                                  38     Vice President, Digital Mapping Operations
Lawrence M. Kaplan                               37     Vice President and General Counsel
Christine C. Moore                               51     Vice President, Human Resources

Non-management directors:

Richard J. A. de Lange (1)(5)                    56     Director - Chairman
T. Russell Shields (4)                           60     Director - Vice Chairman
William E. Curran (1) (3)(5)                     52     Director
James P. Nolan (5)                               41     Director
Dirk-Jan van Ommeren(1)(3)(5)                    51     Director


---------

(1)  Member of the Compensation Committee.
(2)  Member of the Stock Incentive Plan Committee.
(3)  Member of the Audit Committee.
(4) Philips B.V., NavPart I B.V. and Marten A.J.M. Scholtens, as escrow agent on behalf of NavPart II B.V., has each agreed that so long as Mr. Shields and his immediate family beneficially own 10% or more of the outstanding shares of common stock, each such shareholder and its respective controlled affiliates shall vote in favor of Mr. Shields' election to the board of directors. In addition, pursuant to the Separation Agreement with Mr. Shields, Navigation Technologies agreed to use its best efforts to cause his election to the board of directors, so long as Mr. Shields and his family beneficially own 10% or more of the outstanding shares of common stock.
(5) Pursuant to an agreement between Philips B.V. and NavPart I B.V., Philips B.V. has agreed that so long as NavPart I B.V. holds more than 10% of our common stock, Philips B.V. will vote its shares in support of electing two NavPart I B.V. designated directors to our board of directors and NavPart I B.V. has agreed that so long as Philips B.V. holds 25% or more of our common stock, NavPart I B.V. will vote its shares in support of electing three Philips designated directors to our board of directors. Currently, Mr. van Ommeren is the only NavPart I B.V. designated director and Messrs. de Lange, Curran and Nolan are Philips-designated directors.
(6) Serves as a member of the board of directors pursuant to the terms of his employment agreement.

EXECUTIVE OFFICERS.

JUDSON C. GREEN

         Judson C. Green currently serves as our President and Chief Executive Officer and as a member of our Board of Directors. Mr. Green joined us in May 2000. Previously, Mr. Green was the President of Walt Disney Attractions from August 1991 until December 1998, when he became Chairman. Prior to his positions at Walt Disney Attractions, he served as Chief Financial Officer of The Walt Disney Company from December 1989 until August 1991.

DENIS M. COHEN

         Denis M. Cohen currently serves as our Executive Vice President, Marketing and Sales for Europe and Japan. Mr. Cohen joined us as President, Europe in 1997. From 1993 until 1997, Mr. Cohen was with Thomas-CSF as General Manager of Subsidiaries and Sales Offices Network Worldwide for Components Applications.

JOHN K. MACLEOD

         John K. MacLeod currently serves as our Executive Vice President of Marketing and Sales for North America and World Markets. Mr. MacLeod joined us in September 2000. From November 1999 until September 2000 he was an independent consultant. As of January 1996 and until November 1999, Mr. MacLeod was Senior Vice President, Sony Retail Entertainment division of Sony Corporation of America.

LAWRENCE D. CHESLER

         Lawrence D. Chesler currently serves as our Senior Vice President of Corporate Affairs and Corporate Secretary. He joined us in November 1998 as Vice President and General Counsel. Prior to joining us, Mr. Chesler was a senior member of the Andersen Worldwide legal group from October 1995 to November 1998. Earlier he held vice president and general counsel positions with Directory & Operator Services Division of Northern Telecom, Inc., the U.S. subsidiaries of STC (Standard Telephone & Cable), plc, and Computer Consoles, Inc.

M. SALAHUDDIN KHAN

         M. Salahuddin Khan currently serves as our Senior Vice President, Technology & Development and Chief Technology Officer. Mr. Khan joined us in 1998 as Vice President, OEM Marketing. Previously Mr. Khan was at Computervision Corporation for nearly twenty years, most recently as Vice President, Research and Product Development.

MARY D. HARDWICK

         Mary D. Hardwick currently serves as our Vice President, Quality. Dr. Hardwick joined us in 1993 and has held positions of increasing responsibility, most recently as Director of Planning, Worldwide Database Operations.

JAMES M. HERBST

         James M. Herbst currently serves as our Vice President, Digital Mapping Operations. Mr. Herbst joined us as a Programmer Analyst in 1987 when the company was then known as Karlin and Collins, Inc. He has held a series of increasingly responsible positions over the years, most recently as Vice President, Technical Product Management.

LAWRENCE M. KAPLAN

         Lawrence M. Kaplan currently serves as our Vice President and General Counsel. He joined us in 1995 as our Director of Intellectual Property and became Vice President and General Counsel in January 2001. Previously, he was an attorney in private practice with the law firm of Brinks Hofer Gilson & Lione.

CHRISTINE C. MOORE

         Christine C. Moore currently serves as our Vice President, Human Resources. Ms. Moore joined us in June 2000. Previously, Ms. Moore was with The Walt Disney Company for almost 30 years, most recently as Director, Communications and Special Projects, for the Chairman of Disney's Theme Parks and Resorts Division. During her career with Disney, Ms. Moore held a variety of positions including General Manager, Human Resources, for the Disneyland Paris project, and Manager of Administration and Personnel for the Walt Disney World Resorts.

NON-MANAGEMENT DIRECTORS.

RICHARD J. A. DE LANGE

         Richard J. A. de Lange has served as a member of our board of directors since June 1996 and is the Chairman of the board of directors. He joined Philips Electronics Nederland B.V. in 1970 and has held various positions of increasing responsibility within Philips. Mr. de Lange has been Chairman and Chief Executive Officer of the board of management of Philips Electronics Nederland B.V. since October 1998. Mr. de Lange is also a member of the board of directors of Philips B.V. Since March 1996, he has been a member of the Supervisory Board of United Pan-Europe Communications N.V. Mr. de Lange is also a member of the Supervisory Board of the University of Amsterdam.

T. RUSSELL SHIELDS

         T. Russell Shields currently serves as a director and Vice Chairman of our board of directors. As of January 1996, and until October 1999 Mr. Shields was our Chief Executive Officer. From November 1999 to January 2001 Mr. Shields was Executive Director of AMI-C. In addition, since January 2000, Mr. Shields has served as Principal of Ygomi, LLC. Mr. Shields is the chairman and principal stockholder of SEI Information Technology.

WILLIAM E. CURRAN

         William E. Curran has served as a member of our board of directors since April 1996. Since July 1999, he has been President and Chief Executive Officer of Philips Electronics North America Corporation ("Philips North America"), a Philips affiliate. From 1996 until October 1999, Mr. Curran was Senior Vice President, Chief Financial Officer of Philips North America. In addition, Mr. Curran has been a director of Philips North America since 1996. From March 1993 to February 1996, he was Chief Operating Officer of Philips Medical Systems, and from February 1987 to February 1996, Mr. - Curran was Chief Financial Officer of Philips Medical Systems. Mr. Curran has served on the board of directors of MedQuist, Inc. since July 2000. Mr. Curran has also served as a director of FEI Company since February 1997.

JAMES P. NOLAN

         James P. Nolan has served as a member of our board of directors since March 2000. Since January 2000, Mr. Nolan has been employed with Philips International B.V. as Vice President in the Mergers and Acquisitions department of the corporate centre of Philips. Prior to joining Philips International B.V., Mr. Nolan served in the position of Corporate Advisory, Banking, with Rabobank International from November 1995 through January 2000.

DIRK-JAN VAN OMMEREN

         Dirk-Jan van Ommeren has served as a member of our board of directors since March 1999. Mr. van Ommeren is also the Chairman of the Board of Managing Directors of Oranje-Nassau Groep B.V. Previously, Mr. van Ommeren was the Managing Director of Oranje-Nassau Groep B.V. from 1996 to 1999. Mr. van Ommeren has also held management positions with Amsterdam Investeringsbank, N.V., Westland/Utrecht Hypotheekbank N.V., and Amsterdam-Rotterdam Bank N.V. Mr. van Ommeren also holds positions with the following companies: Reon Investments (Curacao) N.V. (member of the Supervisory Board), Financiere Franco-Neerlandaise (Administrator), VVAA, VVAA Insurance Company and VVAA Life Insurance Company (Member of the Supervisory Board).

BOARD STRUCTURE AND COMPOSITION.

         All directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Currently, our directors do not receive compensation for services provided as a director.

         Our bylaws provide that our board of directors may designate one or more board committees. We currently have a compensation committee, an audit committee and a stock incentive plan committee.

         Our compensation committee, which currently consists of Messrs. de Lange, van Ommeren and Curran:

         o taking into consideration the recommendations of our President and Chief Executive Officer, determines: (i) salaries and bonuses to be paid to officers who report directly to the President and Chief Executive Officer, and the terms and conditions of their employment; and (ii) the overall allotment of shares to all employees, officers and directors under any stock option plans and/or stock option agreements; and

         o is designated as the committee to act as "Administrator" under our 2001 Stock Incentive Plan, as well as under individual stock option agreements, with respect to stock options to be granted to officers.

         Our audit committee, which currently consists of Messrs. Curran and van
Ommeren:

         o recommends to our board of directors the independent auditors engaged to conduct the annual audit of our financial statements;

         o        reviews the proposed scope and results of the audit; and

         o reviews accounting and financial controls, accounting principles and auditing practices and procedures with the independent auditors.

         Our stock incentive plan committee, which currently consists of Mr. Green, is the administrator under our 2001 Stock Incentive Plan and has the full power and authority, subject to resolutions of our board of directors delegating authority elsewhere, to take all actions necessary to carry out the purpose and intent of the 2001 Stock Incentive Plan, including, but not limited to, the authority to:

         o select the directors, consultants and employees to whom awards may be granted;

         o        determine whether and to what extent awards are granted;

         o determine the number of shares of common stock to be covered by each award granted;

         o approve the forms of agreement for use under the 2001 Stock Incentive Plan; and

         o determine the terms and conditions of awards granted under the 2001 Stock Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

         As noted above, the members of our compensation committee are Messrs. Curran, van Ommeren and de Lange. None of these individuals were at any time during fiscal 2000 an officer or employee of Navigation Technologies. In addition, no Navigation Technologies executive officer serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

EMPLOYMENT AGREEMENTS.

         We have entered into written employment agreements with our named executive officers currently employed with us, the terms of which are summarized below.

PRESIDENT AND CHIEF EXECUTIVE OFFICER

         Judson C. Green has an employment agreement with us which terminates on the earlier of April 17, 2004 or Mr. Green's death, disability or termination. Mr. Green is entitled to receive a base salary of $600,000 per annum and is eligible to receive an annual bonus of 100% of his base salary. One-half of his bonus is subject to Mr. Green's achievement of applicable corporate milestones and objectives established by the board of directors and the other half is subject to Mr. Green's achievement of personal objectives established by the board of directors. Mr. Green is also entitled to reimbursement for his travel expenses and will receive an allowance of $3,000 per month for certain business-related expenses. Mr. Green has agreed to a non-compete and non-solicitation provision which continues for a period of one year beyond the termination of his employment agreement.

         In the event that Mr. Green is terminated by us without cause or as a result of our breach of the employment agreement or by Mr. Green as a result of good cause (defined as a significant diminution of his duties and/or a reduction in his base annual compensation and/or target bonus) or by Mr. Green within 60 days of a change of control, Mr. Green is entitled to certain severance benefits ranging from one to three years of his base salary, depending upon in which year his employment terminates. If there is a change of control during the twelve month period following August 15, 2001, and during such twelve month period Mr. Green is terminated for any reason other than cause or Mr. Green terminates his employment due to our breach of the terms of his employment agreement or for good cause, whether prior to or after such change of control, then we are required, in addition to the foregoing severance payment requirements, to pay Mr. Green an additional severance payment equal to two years of his base annual compensation and target bonuses. Pursuant to the terms of his employment agreement, the failure of Mr. Green to be elected and continue as a director on our board of directors, other than as a result of his voluntary resignation, constitutes a breach of the employment agreement by Navigation Technologies.

         In connection with his employment, Mr. Green was granted an option to acquire 35,000,000 shares of our common stock at an exercise price of $0.85 per share, subject to vesting at a rate of 25% per year, commencing with 25% of the shares subject to the option vesting on the date of grant, May 1, 2000. In connection with our offer to exchange the options granted to Mr. Green and others described under "Stock Option Plans - Offer to Exchange Options," Mr. Green has exchanged such options for the right to receive new options for the same number of shares on or about April 2, 2002, subject to the terms set forth in the exchange offer. The exercise price of the new options to be granted pursuant to the offer will equal the fair market value of our common stock on the date of the grant as determined in good faith by our board of directors. Mr. Green's new options will have the same vesting as his tendered options; provided, however, that if prior to the date of grant of the new options, there is a change of control, then Mr. Green's new options will all vest and become exercisable on the grant date of the new options. Mr. Green's vested options will be exercisable for the full 10-year term, regardless of any termination of his employment, except in the following case: if there is no change of control in the ownership of Navigation Technologies prior to the date of the new grant and Mr. Green, following the date of the new grant but prior to a change of control, terminates his employment other than as a result of a breach of his employment agreement by the company and/or for good cause, then the vested options will be exercisable for a period of 60 days following the date of such employment termination. Mr. Green also has the right to acquire stock in Navigation Technologies in certain circumstances at the same price as such stock is being sold to others.

EXECUTIVE VICE PRESIDENT, MARKETING & SALES NORTH AMERICA AND WORLD MARKETS

         John K. MacLeod is the Executive Vice President, Marketing & Sales North America and World Markets of Navigation Technologies. We have entered into an employment agreement dated as of September 18, 2000 with Mr. MacLeod pursuant to which he is entitled to an annual base salary of $300,000 and a discretionary bonus of up to 50% of his base salary. Under the terms of the employment agreement, Mr. MacLeod is also entitled to receive reimbursement for a one time relocation expense within the first year of his employment. In the event that Mr. MacLeod is terminated by us without cause or voluntarily terminates his employment for good reason, he is entitled to receive severance in an amount equal to his base salary in either a lump sum or equal monthly installments for 12 months following his termination, and to continue to participate in all of our benefit programs for which all senior executives are eligible (other than bonus and incentive compensation plans) from the date of such termination through the first anniversary of the date of termination. Mr. MacLeod's severance will be reduced on a dollar for dollar basis by the amount of any compensation received by Mr. MacLeod upon his obtaining employment with another employer. Mr. MacLeod has agreed to a non-compete and non-solicitation provision which continues for a period of one year beyond the termination of his employment with us.

         In connection with his employment, we also entered into a stock option agreement with Mr. MacLeod pursuant to which he was granted options to acquire 3,000,000 shares of our common stock at $1.10 per share. In connection with our offer to exchange the options granted to Mr. MacLeod and others described under "Stock Option Plans - Offer to Exchange Options," Mr. MacLeod has exchanged such options for the right to receive new options for the same number of shares on or about April 2, 2002, subject to the terms set forth in the exchange offer. The exercise price of the new options to be granted pursuant to the offer will equal the fair market value of our common stock on the date of the grant as determined in good faith by our board of directors. The new options granted to Mr. MacLeod will vest as follows: (1) the number of options equivalent to (i) the portion of his options that was exercisable at the time of cancellation of the options accepted for exchange, plus (ii) the portion of his options that would have become exercisable by the date of the new grant had the cancellation not occurred, will be exercisable on the grant date of the new options; and (2) 1/28 of the remaining portion of his new options will become exercisable on the first day of each month thereafter.

EXECUTIVE VICE PRESIDENT, MARKETING AND SALES EUROPE AND JAPAN

         We entered into a letter agreement with Denis M. Cohen dated February 13, 1997 pursuant to which Mr. Cohen became President of NavTech Europe. His title has since changed to Executive Vice President, Marketing and Sales Europe and Japan. The term of his employment expressed in the letter agreement was March 1, 1997 through March 1, 2000.

         Pursuant to the letter agreement, Mr. Cohen was entitled to a base annual salary of 1,072,000 French francs (approximately United States $188,517) plus a signing bonus of 804,000 French francs (approximately United States $141,387), paid in installments over the term of his employment. In addition, he was eligible to receive an annual performance bonus of up to 50% of his base salary, subject to his achievement of applicable milestones and objectives.

         The letter agreement also provided that it would be recommended to the board of directors that Mr. Cohen be granted an option to acquire 200,000 shares of our common stock at the fair market value at the time of grant, such options to vest in equal annual installments over a four year period and subject to Mr. Cohen's continued employment with us. Mr. Cohen received an option to acquire 200,000 shares of our common stock at an exercise price of $0.85 per share in connection with his employment.

         In the event that Mr. Cohen's employment was terminated without cause and in connection with either a change of control or a change in the nature of our business, Mr. Cohen had the option to take a similar position in the United States or receive his base salary and benefits for a period of one year. In the event that Mr. Cohen's employment was terminated without cause for any other reason he was entitled to receive his base salary and benefits for the remainder of the term of his agreement, but in no event for less than a year.

SENIOR VICE PRESIDENT, TECHNOLOGY & DEVELOPMENT  AND CHIEF TECHNOLOGY OFFICER

         We entered into a letter agreement dated February 3, 1998 with M. Salahuddin Khan pursuant to which he joined us as Vice President, OEM Marketing. His title has since changed to Senior Vice President, Technology & Development and Chief Technology Officer. Pursuant to the letter agreement, Mr. Khan is entitled to receive a base salary of $225,004 per annum and is eligible to receive annual bonuses of up to 40% of his base salary, subject to his achievement of applicable milestones and objectives. In addition, Mr. Khan received a signing bonus of $25,000.

         The letter agreement also provided that if Navigation Technologies adopts a long-term incentive plan, it was anticipated that Mr. Khan would receive an option to purchase 600,000 shares of our common stock at fair market value on the date of the grant, with vesting to occur over a four year period. Mr. Khan received an option to acquire 675,000 shares of our common stock at $0.85 per share in connection with his employment.

         Mr. Khan is an at-will employee and his employment is for no specific term. However, in the event that he is terminated without cause, Mr. Khan is entitled to receive severance pay equal to six months of his base salary plus any earned, but unpaid bonuses and the continuation of his benefits for a six-month period. In the event that Mr. Khan has not obtained employment elsewhere at the expiration of the six month period we will pay him his base salary for an additional three months or until he receives other employment, whichever occurs sooner.

SENIOR VICE PRESIDENT, CORPORATE AFFAIRS AND CORPORATE SECRETARY

         We entered into a letter agreement dated October 27, 1998 with Lawrence
D. Chesler pursuant to which he joined us as Vice President and General Counsel. His title has since changed to Senior Vice President, Corporate Affairs and he is also our Corporate Secretary. Pursuant to the letter agreement, Mr. Chesler is entitled to receive a base salary of $200,000 per annum and is eligible to receive annual bonuses of up to 30% of his base salary, subject to his achievement of applicable milestones and objectives. In addition, Mr. Chesler received a signing bonus of $20,000.

         The letter agreement also provided that if Navigation Technologies adopts a long-term incentive plan, it was anticipated that a recommendation would be made to the Board for Mr. Chesler to receive an option to purchase 600,000 shares of our common stock at fair market value on the date of the grant, with vesting to occur over a four year period. Mr. Chesler received an option to acquire 600,000 shares of our common stock at $0.85 per share in connection with his employment.

         Mr. Chesler is an at-will employee and his employment is for no specific term. However, in the event that he is terminated without cause, Mr. Chesler is entitled to receive severance pay equal to nine months of his base salary, and the continuation of his benefits for a nine-month period. In the event that Mr. Chesler has not obtained employment elsewhere and is not otherwise being compensated for business or professional activities on a similar basis at the expiration of the nine month period, and provided that Mr. Chesler exercised reasonable and best continuous efforts to secure such employment or compensation, we will pay him his base salary and provide normal benefits for an additional three months or until he receives other employment or compensation, whichever occurs sooner.

ITEM 6.           EXECUTIVE COMPENSATION.

         The following table summarizes the compensation paid to our chief executive officer and the other four most highly paid executive officers whose total salary and bonus exceeded $100,000 for the year ended December 31, 2000. In this registration statement, we refer to these individuals as our named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                                       LONG-TERM
                                                                                                     COMPENSATION
                                                                ANNUAL COMPENSATION                      AWARDS
                                                     -------------------------------------------     ------------
                                                                                                         SHARES
                                                                                     OTHER             UNDERLYING
NAME AND PRINCIPAL POSITION                           SALARY             BONUS     COMPENSATION          OPTIONS
---------------------------                          --------          ---------   ------------        ----------
Judson C. Green,                                     $380,769           $382,000      $ 24,000(2)        35,000,000
     President and Chief Executive Officer(1)
M. Salahuddin Khan,                                  $266,875           $150,920             0          2,325,000
     Senior  Vice   President,   Technology  &
     Development and Chief Technology Officer
Michael J. M. Walsh,                                 $246,923            $95,000             0            800,000
       Vice President Worldwide Operations
Lawrence D. Chesler,                                 $224,231            $87,671             0            650,000
     Senior Vice President, Corporate Affairs
Denis M. Cohen,                                      $211,339            $98,136             0            650,000
     Executive Vice  President,  Marketing and
     Sales Europe and Japan
Ronald A. Brumback,                                  $210,288           $202,493       $460,293(3)              0
     President and Chief Operating Officer


----------------------
(1)    Judson C. Green became chief executive officer on April 17, 2000.
(2)    Represents an allowance for business expenses.

(3) Consists of $405,000 severance pay and $55,293 for paid time off, paid in connection with his resignation effective in July 2000.

OPTION GRANTS.

         The following table contains information concerning the grant of options to purchase shares of our common stock to each of the named executive officers during the year ended December 31, 2000. The percentage of total options granted to employees set forth below is based on an aggregate of 72,874,000 shares subject to options granted in 2000. All options were granted at fair market value as determined by the board of directors as of the date of grant.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL REALIZABLE
                                                                                                      VALUE AT ASSUMED
                                                                                                    ANNUAL RATES OF STOCK
                                                                                                     PRICE APPRECIATION
                                                       INDIVIDUAL GRANTS                               FOR OPTION TERM
                                 ------------------------------------------------------------    ----------------------------
                                   NUMBER OF       PERCENT OF
                                   SECURITIES    TOTAL OPTIONS
                                   UNDERLYING      GRANTED TO      EXERCISE OR
                                    OPTIONS      EMPLOYEES IN      BASE PRICE      EXPIRATION
NAME                                GRANTED           2000          ($/SHARE)         DATE          5%(1)          10%(1)
------------------                ----------     ------------      -----------     ----------     -----------     -----------
Judson C. Green                   35,000,000          48%             $0.85        05/01/2010     $18,709,615     $47,413,838
M. Salahuddin Khan                 2,325,000           3%             $1.10        11/26/2010      $1,608,398      $4,075,996
Michael J.M. Walsh                   800,000           1%             $1.10        11/26/2010        $553,427      $1,402,493
Lawrence D. Chesler                  650,000          0.9%            $1.10        11/26/2010        $449,660      $1,139,526
Denis M. Cohen                       650,000          0.9%            $1.10        11/26/2010        $449,660      $1,139,526
Ronald A. Brumback                     0                -               -               -                   -               -

----------------------

(1)    Based upon exercise price of option.


                             YEAR-END OPTION VALUES

         The following contains information regarding stock options held as of December 31, 2000 by each named executive officer. None of the named executive officers exercised any options to purchase shares of common stock during the year ended December 31, 2000.

                          2000 YEAR-END OPTIONS VALUES

                                                        NUMBER OF                           VALUE OF UNEXERCISED IN-THE-MONEY
                                                 UNEXERCISED OPTIONS AT                                OPTIONS AT
                                                    DECEMBER 31, 2000                             DECEMBER 31, 2000(1)
                                      ----------------------------------------------     ----------------------------------------
NAME                                        EXERCISABLE           UNEXERCISABLE              EXERCISABLE         UNEXERCISABLE
-------------------                         ------------          -------------              -----------         -------------
Judson C. Green                                8,750,000           26,250,000                 $2,187,500          $6,562,500
M. Salahuddin Khan                               488,298            2,511,702                   $122,074             $46,676
Michael J.M. Walsh                               497,778            1,002,222                   $124,445             $50,556
Lawrence D. Chesler                              300,000              950,000                    $75,000             $75,000
Denis M. Cohen                                   665,051              834,949                   $166,263             $46,237
Ronald A. Brumback                             4,999,900                0                     $1,249,975              - -


----------------------

(1) There was no public trading market for our common stock as of December 31, 2000. Accordingly, we have calculated the value of the unexercised in-the-money options at fiscal year end on the basis of the fair market value of our common stock ($1.10 per share), as determined by our board of directors in connection with the grant of stock options in November 2000.

STOCK OPTION PLANS AND AGREEMENTS.

2001 STOCK INCENTIVE PLAN

         Our 2001 Stock Incentive Plan was adopted by our board of directors on August 15, 2001 and allows us to grant the following to all eligible plan participants: options (including incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and non-qualified stock options); stock appreciation rights; restricted or unrestricted stock awards; phantom stock; performance awards; stock purchase rights; other stock-based awards; or any combinations of the foregoing.

         All of our employees, officers, directors and consultants are eligible to participate in the 2001 Stock Incentive Plan. The maximum aggregate number of shares we may award under the 2001 Stock Incentive Plan is 153,038,630 (subject to adjustment under certain circumstances), and these shares may consist of authorized, but unissued shares of our common stock or common stock that we have reacquired.

         The 2001 Stock Incentive Plan provides that the plan be administered by our board of directors or by a delegated committee of the board. The board or the committee has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions. The board or the committee also may make adjustments in the terms and conditions of the awards in the event of stock dividends, stock splits and reverse stock splits, non-change in control transactions affecting our common stock and unusual or nonrecurring events. Our board of directors may amend, alter, suspend or terminate the 2001 Stock Incentive Plan at any time. However, any action by the board of directors in this regard cannot impair the rights of any grantee without the consent of the grantee, except in the event of a merger or consolidation, certain unusual or nonrecurring circumstances and other limited situations as specified in the plan. Our board of directors has appointed Judson C. Green, our chief executive officer, as the administrator under the 2001 Stock Incentive Plan, except for the duties expressly reserved for the Compensation Committee of the board of directors. The Compensation Committee shall determine the stock option grants with respect to the president and chief executive officer and officers of the company who report directly to the president and chief executive officer and the overall allotment of shares to all employees, officers and directors under any stock option plans and/or stock option agreements of Navigation Technologies.

         The terms and conditions for each grant made under the 2001 Stock Incentive Plan are memorialized in a grant agreement between Navigation Technologies and each grantee. Subject to any applicable limitations contained in the plan, our board or directors or the committee selects the recipients of the awards to be made and determines, among other things: number of shares of common stock covered by options and the date or dates upon which the options become exercisable; exercise price of the options; duration of the options; and the number of shares of common stock subject to any other stock-based awards (including stock appreciation rights, phantom stock units, shares of restricted or unrestricted stock) and other terms and conditions of such awards, including conditions regarding issue price, repurchase price and conditions of repurchase.

         We may grant options at an exercise price less than, equal to or greater than the fair market value of our common stock on the date of grant of the option. The terms of the plan also permit the administrator to determine how optionees may pay the exercise price of their options, including by cash, check, promissory note, or in connection with a "cashless exercise" by surrender of shares of our common stock by the option holder to us, or by any combination of these permitted forms of payment. Incentive stock options may only be granted to Navigation Technologies employees (including parent and/or subsidiary employees). Non-qualified stock options may be granted to Navigation Technologies employees, consultants, or non-employee directors.

         Eligible participants in the 2001 Stock Incentive Plan also may receive awards of stock appreciation rights. Stock appreciation rights entitle the grantee to receive a cash payment from us having an aggregate value equal to the product of (i) the excess of (a) the aggregate fair market value on the exercise date of one share of common stock over (b) the exercise price per share specified in the grant agreement, times (ii) the number of shares specified by the stock appreciation rights, or portion thereof, which is exercised by the grantee.

         Grants to eligible participants in the 2001 Stock Incentive Plan denominated in stock-equivalent units (commonly referred to as "phantom stock") may be made in such amounts and on such terms and conditions as the plan administrator determines. Grantees of phantom stock do not have the rights of a stockholder except as otherwise provided in the grant agreement.

         Other stock awards may be denominated in cash, common stock or other securities, in stock-equivalent units, in stock appreciation units, in securities or debentures convertible into common stock or in a combination of the foregoing.

         A change in control transaction will result in the termination of outstanding options and stock appreciation rights, unless the continuation or assumption of such outstanding options or stock appreciation rights is provided for as part of the change of control transaction. In the event that the 2001 Stock Incentive Plan is terminated (a) the outstanding options and stock appreciation rights that will terminate upon the effective time of the change of control become fully vested immediately prior to such effective time and (b) the holders of options and stock appreciation rights will be permitted, for a period of at least fifteen days prior to the effective time of the change of control, to exercise their rights with respect to all portions of such options or stock appreciation rights then exercisable. In the event of our dissolution or liquidation, unless exercised or as otherwise specified in the plan, all outstanding options will terminate immediately prior to the liquidation or dissolution.

         We have also adopted separate sub-plans for residents of the Netherlands, Belgium, France, the United Kingdom and California, each having provisions particular to recipients of stock options residing in such locations.

OTHER OPTION PLANS AND AGREEMENTS

         In addition to the options to be granted under the 2001 Stock Incentive Plan, we have options outstanding under our prior employee stock option plans. As of September 30, 2001, we had options to acquire up to 4,776,922, 47,838,235 and 12,158,321 shares of our common stock outstanding under our 1998 California Stock Option Plan, 1996 Stock Option Plan, and 1988 Stock Option Plan, respectively. The terms of the options outstanding under our 1998 California Stock Option Plan, 1996 Stock Option Plan, and 1988 Stock Option Plan are substantially similar to the terms of the options to be granted under the 2001 Stock Incentive Plan. As is the case with our 2001 Stock Incentive Plan, we also maintained separate sub-plans under our 1996 Stock Option Plan for our employees who are residents of certain foreign countries, each having provisions particular to recipients of stock options residing in such locations.

         No additional stock options, stock purchase rights or other rights will be granted in the future under any of the prior employee stock option plans, other than the 2001 Stock Incentive Plan.

         In addition, we have entered into stock option agreements with Judson
C. Green, Mark O. Remissong and John K. MacLeod in connection with their employment. Pursuant to the terms of his stock option agreement, Mr. Green has the right to acquire 35,000,000 shares of our common stock at $0.85 per share. Similarly, under the terms of the stock option agreements with Mr. Remissong and Mr. MacLeod, each has the right to acquire 7,500,000 shares and 3,000,000 shares of our common stock at $1.10 per share, respectively. Both Mr. Green and Mr. MacLeod participated in the exchange offer described under the heading "Offer to Exchange Stock Options" below. Mr. Remissong's resignation was effective on September 14, 2001.

OFFER TO EXCHANGE STOCK OPTIONS

         We have made an offer to exchange all outstanding common stock options having an exercise price of $0.85 to $1.10 held by our employees, including officers, granted under our stock option plans (other than the 2001 Stock Incentive Plan), for an equal number of new options with an exercise price equal to the fair market value of our common stock on the grant date of the new options. In addition, options granted to Mr. Green and Mr. MacLeod pursuant to their stock option agreements were subject to the exchange offer. On October 1, 2001 we accepted the employee tenders of options under the offer to exchange, at which time options representing the right to acquire 84,408,316 shares of our common stock were exchanged for the right to receive new options, which are expected to be granted on or about April 2, 2002, subject to the terms and conditions set forth in the exchange offer at the fair market value of our common stock on that date.

ITEM 7.           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

RELATIONSHIP WITH PHILIPS.

PRINCIPAL STOCKHOLDER

         Philips is our principal stockholder, owning through Philips B.V. an aggregate, as of September 30, 2001, of 199,796,148 shares of common stock (approximately 50.2% of the total issued and outstanding), 4,005,969 shares of Series A preferred stock (100% of the total issued and outstanding), 42,600,003 shares of Series B preferred stock (100% of the total issued and outstanding), and warrants to acquire up to 47,380,000 shares of common stock. In addition, 474,150 shares of Series A preferred stock and 5,407,772 shares of Series B preferred stock represent the cumulative but unpaid dividends on the shares of Series A and Series B preferred stock owned by Philips.

         Certain terms of the shares of Series A and Series B preferred stock owned by Philips are described below. Other relevant terms of the Series A and Series B preferred stock are described elsewhere in this registration statement under the caption "Item 11. Description of Registrant's Securities to be Registered." The terms of the Series A and Series B preferred stock provide that such shares will automatically convert into shares of common stock upon the earliest to occur of (i) the closing of a qualifying initial public offering of our securities, (ii) the closing of a qualifying change of control transaction, or (iii) October 1, 2002. Upon the occurrence of one of the foregoing events, each share of Series A and Series B preferred stock shall automatically convert into the number of fully paid and non-assessable shares of common stock determined by dividing the liquidation preference of $10 per share, plus all cumulative, but unpaid dividends per share, by the applicable per share conversion price.

         In the event of an initial public offering, the per share conversion price will be the price per share at which shares of common stock are offered in the initial public offering (before giving effect to any underwriting discounts or other expenses including legal fees). In the event of a change of control transaction, the per share conversion price will be the price per share payable by the entity acquiring the common stock or the price per share equivalent of any aggregate purchase price payable by the acquiror of our assets for cash, which amount in a qualifying change of control transaction cannot be lower than $0.65 per share, as adjusted by subsequent stock splits, combinations, stock dividends or any other changes effecting our capitalization as of March 28, 2001. On October 1, 2002, the conversion price will be the current fair market value as of such date, as determined by a majority of the disinterested members of our board of directors, based on a valuation of Navigation Technologies to be performed by an investment bank on or before September 15, 2002.

MASTER LOAN AGREEMENT

         We entered into an Amended and Restated Master Loan Agreement dated April 1, 1997 with Philips B.V. Pursuant to the terms of the master loan agreement, we had the right to borrow funds from Philips B.V. on a monthly basis, in amounts not to exceed our expected cash shortfall for the following month. The loans were required to be utilized for working capital. Each monthly loan was subject to a promissory note due April 1, 2007 and accrued interest at 14% annually. All of the promissory notes outstanding under the terms of the master loan agreement were exchanged in connection with our entering into the stock purchase agreement with Philips B.V. described below.

WARRANT AGREEMENT

         Pursuant to the terms of our amended and restated master loan agreement dated as of April 1, 1997 with Philips B.V., which was terminated on March 29, 2001, we granted Philips B.V. warrants to purchase shares of our common stock. Pursuant to the terms of the warrant agreement we entered into with Philips B.V. in connection with the master loan agreement, the warrants we issued to Philips B.V. may be exercised upon payment of the purchase price of $0.01 per share or through a cashless exercise. The right to exercise the warrants expires on April 1, 2007. The purchase price and number of shares which may be acquired under the warrants are subject to certain antidilution provisions. Currently, Philips B.V. holds warrants to acquire 47,380,000 shares of our common stock.

DEMAND PROMISSORY NOTES

         We executed and delivered four demand promissory notes for the benefit of Philips B.V. in connection with amounts loaned to us by Philips B.V. between January 19, 2001 and March 22, 2001. The promissory notes were in an aggregate principal amount of $16,600,000 and bore an average interest rate of approximately 14.4% per annum. Each of the demand promissory notes was exchanged in connection with our entering into the Stock Purchase Agreement with Philips B.V. described below.

STOCK PURCHASE AGREEMENT

         We entered into a Stock Purchase Agreement with Philips B.V. dated as of March 29, 2001 pursuant to which Philips B.V. acquired 1,695,968.805 shares of our Series A preferred stock and 42,600,003 shares of our Series B preferred stock on such date in exchange for promissory notes which had been previously issued by us having an aggregate value of $443,000,000. In conjunction with the closing of the stock purchase agreement, Philips purchased 710,000 shares of Series A preferred stock for $7.1 million. In addition, Philips B.V. agreed to purchase that number of shares of our Series A preferred stock as we request by delivering a call notice no more frequently than once a month to Philips B.V. at a price of $10 per share and Philips B.V. is obligated to purchase the number of shares indicated in each call notice, provided that the aggregate purchase price for those Series A preferred shares does not exceed our expected monthly cash shortfall for the calendar month immediately following the month in which the applicable call notice is delivered and that the aggregate purchase price of all shares of Series A preferred stock purchased by Philips B.V. does not exceed $50,000,000. Since entering into the stock purchase agreement, Philips B.V. has acquired an additional 1,600,000 shares of our Series A preferred stock for an aggregate consideration of $16,000,000. As of September 30, 2001, Philips B.V. has acquired 4,005,969 shares of Series A preferred stock for $40,059,688 and 994,031 shares of Series A Preferred Stock remain subject to call for an aggregate purchase price of $9,940,312.

         Pursuant to the terms of the stock purchase agreement, we are subject to certain restrictive covenants, including covenants with respect to the incurrence of indebtedness. For example, we have agreed not to incur any indebtedness, except: (i) indebtedness secured by qualifying permitted encumbrances; (ii) at any time after October 1, 2001, indebtedness not to exceed the greater of $15,000,000 or the average balance of our trade receivables for the two-month period prior to any such time, under a revolving credit facility for working capital needs; and (iii) indebtedness not to exceed $15,000,000 outstanding at any time under capital leases with respect to information technology equipment and secured on a nonrecourse basis. The covenants will terminate on the earliest date on which a conversion event under the terms of the Series A and Series B preferred stock shall occur or earlier if for any reason Philips shall cease to hold at least 50% of the preferred stock it acquired pursuant to the stock purchase agreement.

         Philips B.V. also has a 30-day right of first refusal with respect to the issuance of any common stock or securities convertible into or exercisable for shares of our common stock or any other rights, options, warrants or agreements for the purchase or acquisition of shares of our common stock. The right of first refusal may not be exercised in connection with the issuance of shares to employees, directors or consultants, shares issued as a result of a reclassification, stock split or stock dividend, shares issued in an initial public offering, shares issued in connection with a business acquisition of or by Navigation Technologies, or the issuance of shares to strategic partners.

REGISTRATION RIGHTS AGREEMENT

         We also entered into a Registration Rights Agreement with Philips B.V. dated as of March 29, 2001. Under this agreement, we have granted Philips B.V. certain rights with respect to the registration under the Securities Act of shares of our common stock owned by Philips. Philips B.V. may require that we register, at our expense, some or all of its shares at any time after the earlier of a qualifying initial public offering by us or October 1, 2002. Philips B.V. is entitled to make up to five demands for registration. We are not required to effect any requested registration, however, until a period of six months has elapsed from the effective date of the most recent previous registration.

         In addition to the demand registration rights, if we propose to register any shares of our common stock for public sale under the Securities Act, either for our own account or the account of any other person, Philips B.V. may require that we include some or all of its shares in that registration. We are obligated to pay all of the expenses incurred in connection with the registration (other than certain selling expenses of Philips B.V.). The underwriter of an offering of our securities proposed to be made under this provision may limit the number of shares of our stock owned by Philips to be included in the registration under certain circumstances.

         Our obligations terminate with respect to the registration rights after the earlier of (i) five years after our initial public offering or (ii) the date at which Philips B.V. is able to sell all registrable securities held by it within a 180 day period in accordance with Rule 144 under the Securities Act.

OTHER TRANSACTIONS

         We have entered into transactions with affiliates of Philips, including ATOS ORIGIN Technology in Business, Inc. (as of October 31, 2000 Philips holds less than 50% of the common stock of this affiliate), Philips International B.V. and Philips Electronics North America Corporation, to provide us with certain software-related and consulting services, tax consulting services and purchasing services, respectively. In 2000, we incurred fees of $2,001,655 from these Philips affiliates in connection with these transactions. For the nine months ended September 30, 2001, we have incurred fees of $65,000 from Philips International B.V. for tax consulting services.

OTHER RELATED PARTY TRANSACTIONS.

         SEI Information Technology, of which T. Russell Shields, a director and shareholder of more than 5% of Navigation Technologies, is the principal shareholder and chairman, provided us with a customer service and fulfillment facility pursuant to which we provided our customers with customer service, fulfillment services and support. We incurred fees of $394,966 in 2000 and $284,615 for the nine months ended September 30, 2001 from SEI Information Technology in connection with this facility. We discontinued using these services in early 2001.

         In August 2000 Judson C. Green, our Chief Executive Officer and President, acquired 1,176,471 shares of our common stock at a purchase price of $0.85 per share pursuant to the stock purchase right contained in his employment agreement.

ITEM 8.           LEGAL PROCEEDINGS.

         We are not subject to any material legal proceedings.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

         There is no established trading market for shares of Navigation Technologies common stock; therefore, information with respect to the market prices of the common stock has been omitted.

         As of September 30, 2001, 463 persons held of record shares of our common stock, 1 person held of record shares of our Series A preferred stock, 1 person held of record shares of our Series B preferred stock, 1,073 persons held employee stock options to acquire our common stock and 1 person held of record warrants to acquire our common stock. As of September 30, 2001, an aggregate of 104,648,478 shares of our common stock were subject to employee stock options and 47,380,000 shares of our common stock were subject to warrants. See "Relationship with Philips" under Item 7. Certain Relationships and Related Transactions for a description of the conversion rights of the Series A and Series B preferred stock. See "Registration Rights" under Item 11. Description of Registrant's Securities to be Registered for a description of the Registration Rights we have granted to Philips B.V.

         We have never declared or paid any cash dividends on our capital stock. We presently intend to retain future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. In addition, the terms of our Stock Purchase Agreement with Philips B.V. currently prohibit us from paying dividends on our stock. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

ITEM 10.          RECENT SALES OF UNREGISTERED SECURITIES.

         During the three year period preceding the date of filing of this registration statement, we have issued securities in the transactions described below without registration under the Securities Act. These securities were offered and sold by us in reliance upon exemptions from the registration requirements provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act relating to sales not involving any public offering, Regulation S relating to sales made outside of the United States, and/or Rule 701 under the Securities Act relating to transactions occurring under compensatory benefit plans.

         No underwriters were involved in the sales and the certificates representing the securities sold and issued contain legends restricting the transfer of the securities without registration under the Securities Act or an applicable exemption from registration.

         o In August 2000, we sold 1,176,471 shares of our common stock to Judson C. Green, Chief Executive Officer and President, at $0.85 per share pursuant to the purchase right contained in his employment agreement.

         o In March 2001, we sold 2,405,969 shares of our Series A preferred stock and 42,600,003 shares of our Series B preferred stock to Philips Consumer Electronic Services B.V. pursuant to the stock purchase agreement with Philips described elsewhere in this registration statement under the caption "Relationship with Philips - Stock Purchase Agreement" in Item 7. Certain Relationships and Related Transactions.

         o In May 2001, we sold 200,000 shares of our Series A preferred stock to Philips at a purchase price of $10 per share pursuant to the terms of the stock purchase agreement with Philips described elsewhere in this registration statement under the caption "Relationship with Philips - Stock Purchase Agreement" in Item 7. Certain Relationships and Related Transactions.

         o In June 2001, we sold 800,000 shares of our Series A preferred stock to Philips at a purchase price of $10 per share pursuant to the terms of the stock purchase agreement with Philips described elsewhere in this registration statement under the caption "Relationship with Philips - Stock Purchase Agreement" in Item 7. Certain Relationships and Related Transactions.

         o In July 2001, we sold 600,000 shares of our Series A preferred stock to Philips at a purchase price of $10 per share pursuant to the terms of the stock purchase agreement with Philips described elsewhere in this registration statement under the caption "Relationship with Philips - Stock Purchase Agreement" in Item 7. Certain Relationships and Related Transactions.

         o An aggregate of 2,439,693 shares of our common stock have been issued in connection with the exercise of stock options granted under our employee stock option plans and agreements.

ITEM 11.          DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

GENERAL

         Our authorized capital stock consists of 1,800,000,000 shares of common stock, par value $.001 per share and 70,000,000 shares of preferred stock, par value $.001 per share.

         The following summary of our securities and certain provisions of our charter and bylaws is not intended to be complete and is qualified by reference to the provisions of our charter and bylaws and applicable law. Our charter and bylaws are filed as exhibits to this registration statement.

OPTIONS TO PURCHASE COMMON STOCK

         This registration statement registers options to purchase shares of our common stock. These options are issuable under certain benefit plans and agreements we maintain for our directors, officers, employees, consultants and advisors. A detailed summary of these plans is included under the caption "Stock Option Plans" in Item 6. Executive Compensation.

COMMON STOCK

         Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock are entitled to receive ratably lawful dividends as may be declared by our board of directors. Such dividends are, however, subject to preferences that may be applicable to the holders of any outstanding shares of our preferred stock. In the event of a liquidation, dissolution or winding up of the business of Navigation Technologies, whether voluntary or involuntary, the holders of common stock will be entitled to receive pro rata all of our remaining assets available for distribution to stockholders. Any such pro rata distribution would be, however, subject to the rights of the holders of any outstanding shares of our preferred stock as described below.

         The common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges associated with our common stock are subject to, and may be adversely affected by, the rights of the holders of our outstanding shares of Series A Cumulative Convertible Preferred Stock and Series B Cumulative Convertible Preferred Stock, which are discussed below, and the rights of the holders of shares of any other series of preferred stock that we may designate and issue in the future.

PREFERRED STOCK

         Our charter authorizes the board of directors, without further stockholder action or approval, to issue from time to time up to 70,000,000 shares of preferred stock, in one or more series. The board of directors also is authorized to establish the number of shares to be included in each series and to fix the terms and conditions of those securities, including voting powers, preferences, rights and qualifications. Certain provisions of any issued series of preferred stock, including voting, conversion, liquidation, redemption and repurchase rights and obligations, could adversely affect the rights of our common stockholders.

         Pursuant to the authority granted by our charter, the board of directors has designated and approved the issuance of two series of preferred stock: Series A Cumulative Convertible Preferred Stock and Series B Cumulative Convertible Preferred Stock.

         Series A Cumulative Convertible Preferred Stock

         An aggregate of 5,000,000 shares of our authorized preferred stock has been designated as Series A Cumulative Convertible Preferred Stock. Holders of Series A shares are entitled to receive, when, as and if declared by the board of directors, monthly dividends payable in additional Series A shares. These dividends, which are cumulative and payable at a rate of 2.21045% of the per share liquidation preference of the Series A shares, are added to the original liquidation preference of $10 per share of the Series A preferred stock so long as they are not paid. These dividends will be paid, however, only at the written request of the Series A holders. As long as any Series A shares are outstanding, no dividends may be declared or paid and no other distribution may be made to holders of any shares of stock ranking junior to the Series A (including our common stock). The terms of the Series A shares also prohibit repurchases, redemptions and other acquisitions of shares of junior stock, unless we are current in our dividend payment obligations to the Series A holders. Series A shares are entitled to participate in any dividend on a pro rata basis with any shares of junior stock in those instances in which dividends are validly declared and paid on any shares of junior stock.

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of Navigation Technologies, holders of Series A shares are entitled to receive their liquidation preference in full prior to any distribution or payment being made out of our assets on any junior stock.

         The Series A shares will automatically convert into shares of our common stock upon the earliest to occur of (i) the closing of a qualifying initial public offering of our securities, (ii) the closing of a qualifying change of control transaction, or (iii) October 1, 2002. The Series A shares will convert into the number of common shares obtained by dividing the liquidation preference of the Series A shares by the applicable conversion price. See "Relationship with Philips" under Item 7. Certain Relationships and Related Transactions for a more complete description of the conversion rights of the Series A preferred stockholders. We are obligated to reserve, out of our authorized but unissued shares of common stock, that number of shares of common stock issuable upon conversion of all outstanding Series A shares.

         Except as noted below, each share of Series A preferred stock is entitled to 12 votes per share and votes together with holders of common stock (and any other class or series that may similarly be entitled to vote with holders of common stock) as a single class on all matters on which holders of common stock are entitled to vote. As long as any Series A shares are outstanding, in addition to the voting rights required by law or by our charter, the vote or consent of a majority of the Series A shares voting as a separate class is required to (i) effect changes to the charter that may have an adverse effect on the Series A shares, (ii) authorize any class or series of capital stock ranking senior to the Series A, or (iii) approve certain mergers or consolidations of Navigation Technologies. Furthermore, so long as any Series A shares are outstanding, in addition to the voting rights required by law or by our charter and the rights summarized above, the vote or consent of the holder of at least a majority of the Series A shares and all other series of preferred stock similarly entitled to vote, voting separately as a single class, is required to effect any changes to the charter increasing or decreasing the number of authorized shares of preferred stock or to authorize or create, or increase the amount of any shares of any class or series of any securities convertible into any class or series of our capital stock ranking on a parity with Series A and all such other series.

         Series B Cumulative Convertible Preferred Stock

         An aggregate of 45,000,000 shares of our authorized preferred stock has been designated as Series B Cumulative Convertible Preferred Stock. The terms of the Series B shares are identical to those relating to the Series A shares, except that dividends are payable at a rate of 2.01178% of the per share liquidation preference of the Series B shares.

REGISTRATION RIGHTS

         Pursuant to the terms of a Registration Rights Agreement dated as of March 29, 2001, we have granted Philips B.V. certain rights with respect to the registration under the Securities Act of shares of our common stock owned by Philips. Philips B.V. may require that we register, at our expense, some or all of its shares at any time after the earlier of a qualifying initial public offering by Navigation Technologies or October 1, 2002. Philips B.V. is entitled to make up to five such demands for registration. However, we are not required to effect any requested registration until a period of six months has elapsed from the effective date of the most recent previous registration.

         In addition to the demand registration rights, if we propose to register any shares of our common stock for public sale under the Securities Act, either for our own account or the account of any other person, Philips B.V. may require that we include some or all of its shares in that registration. We are obligated to pay all of the expenses incurred in connection with the registration (other than certain selling expenses of Philips B.V.). The underwriter of an offering of our securities proposed to be made under this provision may limit the number of shares of our stock owned by Philips to be included in the registration under certain circumstances. See "Relationship with Philips - Registration Rights Agreement" under Item 7. Certain Relationships and Related Transactions for a more complete description of the Registration Rights Agreement.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a Delaware corporation such as Navigation Technologies to provide indemnification to its directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. Article XI of our bylaws requires Navigation Technologies to indemnify any current or former director, officer, employee or agent to the fullest extent permitted by the DGCL. Certain of our current and former directors and executive officers have executed indemnification agreements. The indemnification agreements obligate Navigation Technologies to indemnify such directors and executive officers to the fullest extent permitted by the DGCL. We and Philips also maintain directors' and officers' liability insurance, which insures against certain liabilities that may be incurred by our directors and officers in those capacities.

         Section 102(b)(7) of the DGCL also permits a Delaware corporation to adopt provisions in its governing documents which eliminate the personal liability of directors for monetary damages to the corporation or its stockholders for breaches of a director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL (regarding unlawful payments of dividends, stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. Article Eighth of our restated certificate of incorporation includes such a provision.

ITEM 13.          FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

         See Financial Statements beginning on page F-1 and the Financial Statement Schedule on page F-29.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

Not applicable.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a)  FINANCIAL STATEMENTS.

          See Index to Financial Statements on page F-1 and the Financial Statement Schedule on page F-29.

     (b)  EXHIBITS.

EXHIBIT NO.                         DESCRIPTION
-----------                         -----------

   3.1         Amended and Restated Certificate of Incorporation of the
               Registrant.

   3.2 Certificate of Designations of Series A Cumulative Preferred Stock of the Registrant.

   3.3 Certificate of Designations of Series B Cumulative Preferred Stock of the Registrant.

   3.4         Restated Bylaws of the Registrant.

   4.1 Registration Rights Agreement dated as of March 29, 2001 between the Registrant and Philips Consumer Electronic Services B.V.

   4.2 Warrant Agreement dated as of April 1, 1997 between the Registrant and Philips Media Services B.V.

  10.1 Stock Purchase Agreement dated as of March 29, 2001 between the Registrant and Philips Consumer Electronic Services B.V.

  10.2 Form of Demand Promissory Note for the benefit of Philips Consumer Electronic Services B.V.

  10.3 Amended & Restated Master Loan Agreement dated as of April 1, 1997 between the Registrant and Philips Media Services B.V.

10.4(i) Employment Agreement dated as of April 17, 2000 between the Registrant and Judson C. Green.

10.4(ii) First Amendment to Employment Agreement dated as of August 15, 2001 between the Registrant and Judson C. Green.

  10.5 Employment Agreement dated as of September 18, 2000 between the Registrant and John K. MacLeod.

  10.6 Letter Agreement dated February 3, 1998 from the Registrant agreed to and accepted by M. Salahuddin Khan.

  10.7 Letter Agreement dated February 13, 1997 from the Registrant agreed to and accepted by Denis M. Cohen.

  10.8 Letter Agreement dated October 27, 1998 from the Registrant agreed to and accepted by Lawrence D. Chesler.

10.9(i)        Form (I) of Indemnification Agreement.

10.9(ii)       Form (II) of Indemnification Agreement.

   11 Statement re computation of per share earnings (incorporated by reference to the information included in "Item 2. Financial Information" of this registration statement on Form 10).

  21.1         Subsidiaries of Registrant.

                       NAVIGATION TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                                   PAGE
                                                                                                                   ----

Independent Auditors' Report                                                                                        F-2
Consolidated Balance Sheets as of December 31, 1999, December 31, 2000, and
     September 30, 2001 (unaudited)                                                                                 F-3

Consolidated Statements of Operations for the years ended December 31, 1998, 1999, and 2000 and for the
     nine months ended September 30, 2000 (unaudited) and 2001 (unaudited)                                          F-4

Consolidated Statements of Stockholders' Equity (Deficit) and Comprehensive Loss
     for the years ended December 31, 1998, 1999, and 2000 and for the nine
     months ended September 30, 2001 (unaudited)                                                                    F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1999, and 2000 and for the
     nine months ended September 30, 2000 (unaudited) and 2001 (unaudited)                                          F-6

Notes to Consolidated Financial Statements                                                                          F-7

Schedule II-- Valuation and Qualifying Accounts                                                                     F-29

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Navigation Technologies Corporation:


We have audited the accompanying consolidated balance sheets of Navigation Technologies Corporation and subsidiaries (the Company) as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2000. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Navigation Technologies Corporation and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                                     /s/  KPMG LLP






June 8, 2001, except as to note 8,
  which is as of July 5, 2001 and note 15, which is as of November 13, 2001

                 NAVIGATION TECHNOLOGIES CORPORATION
                          AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEETS

              (In thousands, except per share amounts)

                                                                                   DECEMBER 31,
                                                                          ---------------------------      SEPTEMBER 30,
                               ASSETS                                        1999              2000            2001
                                                                          -----------        --------      -------------

                                                                                                            (Unaudited)
Current assets:
    Cash and cash equivalents                                              $   3,997           7,516          18,273
    Accounts receivable, net of allowance for doubtful accounts
      of $665, $1,090 and $1,309 in 1999, 2000 and 2001, respectively          9,971          20,121          20,834
    Prepaid expenses and other current assets                                  1,326           3,751           3,289
                                                                           ---------           -----          ------
             Total current assets                                             15,294          31,388          42,396

Property and equipment, net                                                    6,745          12,117          11,080
Capitalized software development, net                                             --           7,456          12,167
Deposits and other assets                                                        181             302             168
                                                                           ---------           -----          ------
             Total assets                                                  $  22,220          51,263          65,811
                                                                           =========          ======          ======

           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Accounts payable                                                       $   4,396           8,221           5,316
    Accrued payroll and related liabilities                                    8,392          12,366          13,879
    Other accrued expenses                                                     5,658           7,668           6,528
    Deferred revenue                                                          10,875          14,851          17,883
    Refundable deferred licensing revenue                                     11,570          12,763           6,710
                                                                           ---------          ------          ------
             Total current liabilities                                        40,891          55,869          50,316

Long-term deferred revenue                                                        --              --           7,350
Long-term source material obligations                                          3,057           1,569           1,530
Notes payable to affiliate, net of debt discount
    of $59,329 in 1999 and $72,015 in 2000                                   237,632         339,733              --
                                                                           ---------         -------          ------
             Total liabilities                                               281,580         397,171          59,196
                                                                           ---------         -------          ------
Stockholders' equity (deficit):
    Series A cumulative convertible preferred stock, $0.001 par value;
      5,000 shares authorized; 4,006 shares issued and outstanding
      in 2001 ($44,801 aggregate liquidation preference)                          --              --          40,027
    Series B cumulative convertible preferred stock, $0.001 par value;
      45,000 shares authorized; 42,600 shares issued and outstanding
      in 2001 ($480,078 aggregate liquidation preference)                         --              --         425,527
    Common stock, $0.001 par value; 1,600,000 shares authorized;
      395,545, 398,012, and 398,244 shares issued and outstanding in
      1999, 2000 and 2001, respectively                                          395             398             398
    Additional paid-in capital                                               276,286         299,257         299,406
    Note receivable for common stock                                              --            (219)           (219)
    Accumulated other comprehensive income                                     3,632           3,897           3,848
    Accumulated deficit                                                     (539,673)       (649,241)       (762,372)
                                                                            --------        --------        --------
             Total stockholders' equity (deficit)                           (259,360)       (345,908)          6,615
                                                                            --------        --------        --------
             Total liabilities and stockholders' equity (deficit)          $  22,220          51,263          65,811
                                                                           =========          ======          ======


See accompanying notes to consolidated financial statements.

                      NAVIGATION TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                      (In thousands, except per share data)

                                                                                                NINE MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,              SEPTEMBER 30,
                                                     -----------------------------------      ---------------------
                                                        1998         1999         2000         2000         2001
                                                     ---------     ---------    --------      --------     --------
                                                                                             (Unaudited)  (Unaudited)

Net revenue                                          $  26,844       51,088       82,195       57,460       78,689
Operating costs and expenses:
    Database licensing and production costs             69,039       73,987       78,659       57,157       61,616
    Selling, general, and administrative expenses       37,684       56,043       54,855       38,830       42,945
                                                     ---------       ------       ------       ------       ------
      Total operating costs and expenses               106,723      130,030      133,514       95,987      104,561
                                                     ---------       ------       ------       ------       ------
      Operating loss                                   (79,879)     (78,942)     (51,319)     (38,527)     (25,872)

Other income (expense):
    Interest income                                        164          234          740          208          407
    Interest expense                                   (24,542)     (41,433)     (58,483)     (42,296)     (17,661)
    Other expense                                         (420)        (854)        (506)        (625)        (437)
                                                     ---------       ------       ------       ------       ------
      Loss before extraordinary item                  (104,677)    (120,995)    (109,568)     (81,240)     (43,563)

Extraordinary loss on early extinguishment of debt          --           --           --           --      (69,568)
                                                     ---------       ------       ------       ------       ------
      Net loss                                        (104,677)    (120,995)    (109,568)     (81,240)    (113,131)

Cumulative preferred stock dividends                        --           --           --           --      (58,819)
                                                     ---------       ------       ------       ------       ------
      Net loss applicable to common stockholders     $(104,677)    (120,995)    (109,568)     (81,240)    (171,950)
                                                     =========     ========     ========      =======     ========

Loss per common share before extraordinary item -
    basic and diluted                                $   (0.31)       (0.32)       (0.28)       (0.21)       (0.26)
                                                     =========     ========     ========      =======     ========
Loss per common share -
    basic and diluted                                $   (0.31)       (0.32)       (0.28)       (0.21)       (0.43)
                                                     =========     ========     ========      =======     ========
Weighted average common shares outstanding -
    basic and diluted                                  334,643      380,653      396,664      396,237      398,143
                                                     =========     ========     ========      =======     ========


See accompanying notes to consolidated financial statements.

                       NAVIGATION TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND COMPREHENSIVE LOSS

                                 (In thousands)

                                                                 SERIES A                  SERIES B
                                                          CUMULATIVE CONVERTIBLE    CUMULATIVE CONVERTIBLE
                                                              PREFERRED STOCK           PREFERRED STOCK           COMMON STOCK
                                                         -------------------------   -----------------------   --------------------
                                                          SHARES            AMOUNT      SHARES       AMOUNT      SHARES    AMOUNT
                                                         ----------       --------   ---------      --------   ---------   --------
Balances as of December 31, 1997                                 --       $     --          --      $     --     333,968   $    334
Exercise of stock options                                        --             --          --            --       1,351          1
Warrants issued in conjunction with debt  financing              --             --          --            --          --         --
Comprehensive loss:
    Foreign currency translation adjustment                      --             --          --            --          --         --
    Net loss                                                     --             --          --            --          --         --
Total comprehensive loss
                                                          ---------       --------    --------      --------    --------   --------
Balances as of December 31, 1998                                 --             --          --            --     335,319        335
Exercise of stock options                                        --             --          --            --         775          1
Exercise of warrants                                             --             --          --            --      59,451         59
Warrants issued in conjunction with debt financing               --             --          --            --          --         --
Comprehensive loss:
    Foreign currency translation adjustment                      --             --          --            --          --         --
    Net loss                                                     --             --          --            --          --         --
Total comprehensive loss
                                                          ---------       --------    --------      --------    --------   --------
Balances as of December 31, 1999                                 --             --          --            --     395,545        395
Exercise of stock options                                        --             --          --            --       1,034          1
Issuance of common stock                                         --             --          --            --       1,176          2
Warrants issued in conjunction with debt financing               --             --          --            --          --         --
Issuance of note receivable for common stock                     --             --          --            --         257         --
Comprehensive loss:
    Foreign currency translation adjustment                      --             --          --            --          --         --
    Net loss                                                     --             --          --            --          --         --
Total comprehensive loss
                                                          ---------       --------    --------      --------    --------   --------
Balances as of December 31, 2000                                 --             --          --            --     398,012        398
Exchange of notes payable for convertible preferred
    stock, net of transaction costs (unaudited)                  --             --      42,600       425,527          --         --
Issuance of convertible preferred stock, net of
    transaction costs (unaudited)                             4,006         40,027          --            --          --         --
Exercise of stock options (unaudited)                            --             --          --            --         232         --
Comprehensive loss (unaudited):
    Foreign currency translation adjustment (unaudited)          --             --          --            --          --         --
    Net loss (unaudited)                                         --             --          --            --          --         --
Total comprehensive loss (unaudited)
                                                          ---------       --------    --------      --------    --------   --------
Balances as of September 30, 2001 (unaudited)                 4,006       $ 40,027      42,600      $425,527     398,244   $    398
                                                          =========       ========    ========      ========    ========   ========



                                                                               NOTE      ACCUMULATED
                                                            ADDITIONAL      RECEIVABLE      OTHER                        TOTAL
                                                             PAID-IN        FOR COMMON  COMPREHENSIVE  ACCUMULATED    STOCKHOLDER'S
                                                             CAPITAL          STOCK        INCOME        DEFICIT    EQUITY (DEFICIT)
                                                            ----------      ----------- -------------  -----------  ----------------
Balances as of December 31, 1997                              225,471            --          2,775       (314,001)       (85,421)
Exercise of stock options                                         226            --             --             --            227
Warrants issued in conjunction with debt  financing            26,881            --             --             --         26,881
Comprehensive loss:
    Foreign currency translation adjustment                        --            --           (399)            --           (399)
    Net loss                                                       --            --             --       (104,677)      (104,677)
Total comprehensive loss                                                                                                (105,076)
                                                             --------       -------         ------       --------       ========
Balances as of December 31, 1998                              252,578            --          2,376       (418,678)      (163,389)
Exercise of stock options                                         305            --             --             --            306
Exercise of warrants                                              535            --             --             --            594
Warrants issued in conjunction with debt financing             22,868            --             --             --         22,868
Comprehensive loss:
    Foreign currency translation adjustment                        --            --          1,256             --          1,256
    Net loss                                                       --            --             --       (120,995)      (120,995)
Total comprehensive loss                                                                                                (119,739)
                                                             --------       -------         ------       --------       ========
Balances as of December 31, 1999                              276,286            --          3,632       (539,673)      (259,360)
Exercise of stock options                                         908            --             --             --            909
Issuance of common stock                                          998            --             --             --          1,000
Warrants issued in conjunction with debt financing             20,846            --             --             --         20,846
Issuance of note receivable for common stock                      219          (219)            --             --             --
Comprehensive loss:
    Foreign currency translation adjustment                        --            --            265             --            265
    Net loss                                                       --            --             --       (109,568)      (109,568)
Total comprehensive loss                                                                                                (109,303)
                                                             --------       -------         ------       --------       ========
Balances as of December 31, 2000                              299,257          (219)         3,897       (649,241)      (345,908)
Exchange of notes payable for convertible preferred
    stock, net of transaction costs (unaudited)                    --            --             --             --        425,527
Issuance of convertible preferred stock, net of
    transaction costs (unaudited)                                  --            --             --             --         40,027
Exercise of stock options (unaudited)                             149            --             --             --            149
Comprehensive loss (unaudited):
    Foreign currency translation adjustment (unaudited)            --            --            (49)            --            (49)
    Net loss (unaudited)                                           --            --             --       (113,131)      (113,131)
Total comprehensive loss (unaudited)                                                                                    (113,180)
                                                             --------       -------         ------       --------       ========
Balances as of September 30, 2001 (unaudited)                 299,406          (219)         3,848       (762,372)         6,615
                                                             ========       =======         ======       ========       ========



See accompanying notes to consolidated financial statements.

                       NAVIGATION TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                                                                                               NINE MONTHS ENDED
                                                                        YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                                    ------------------------------------     ----------------------
                                                                      1998          1999         2000          2000         2001
                                                                    ----------    ---------    ---------     ---------    ---------
                                                                                                            (Unaudited)  (Unaudited)
Cash flows from operating activities:
    Net loss                                                        $(104,677)    (120,995)    (109,568)      (81,240)    (113,131)
    Adjustments to reconcile net loss to net cash
      used in operating activities:
        Extraordinary loss on early extinguishment of debt                 --           --           --            --       69,568
        Depreciation and amortization                                   9,369       15,022        4,801         2,758        4,734
        Amortization of software development cost                          --           --          392           115        1,816
        Noncash revenue                                                  (508)          (9)         (79)          (34)          --
        Noncash interest expense on refundable license payments           977        1,142        1,272           931          717
        Noncash interest expense on notes payable                      23,545       40,385       57,447        41,350       17,053
        Noncash interest income on note receivable                         --           --          (15)          (12)         (11)
        Provision for bad debts                                           265          407          450           (87)         219
        Changes in operating assets and liabilities:
           Accounts receivable                                         (4,937)      (3,864)     (11,058)       (3,238)      (1,086)
           Fees and expenditures in excess of billings                 (2,073)       2,073           --            --           --
           Prepaid expenses and other current assets                      972       (1,188)      (1,985)       (2,421)         461
           Deposits and other assets                                     (323)         274         (114)         (343)         143
           Accounts payable                                               143         (660)       3,974          (187)      (2,853)
           Accrued payroll and related liabilities                      2,439        1,400        3,624         3,115        1,504
           Other accrued expenses                                         110        1,174        2,210         2,556       (1,069)
           Deferred revenue                                             4,210        4,071        4,306           938       10,479
           Long-term source material obligations                       (1,397)        (120)      (1,259)       (1,251)         (17)
                                                                       ------      -------       ------        ------      -------
             Net cash used in operating activities                    (71,885)     (60,888)     (45,602)      (37,050)     (11,473)
                                                                      -------      -------      -------       -------      -------

Cash flows from investing activities:

    Acquisition of property and equipment                              (5,539)      (2,697)     (10,314)       (6,308)      (3,740)
    Capitalized software development costs                                 --           --       (7,848)       (5,556)      (6,527)
                                                                      -------      -------      -------       -------      -------
             Net cash used in investing activities                     (5,539)      (2,697)     (18,162)      (11,864)     (10,267)
                                                                      -------      -------      -------       -------      -------

Cash flows from financing activities:

    Issuance of common stock                                              227          900        1,909         1,696          149
    Issuance of Series A cumulative convertible preferred stock,
      net of issuance costs                                                --           --           --            --       23,073
    Series B cumulative convertible preferred stock issuance costs         --           --           --            --         (473)
    Repayment of refundable licensing advances                             --           --           --            --       (6,770)
    Loans from affiliate                                               76,800       65,300       65,500        51,600       16,600
                                                                      -------      -------      -------       -------      -------
             Net cash provided by financing activities                 77,027       66,200       67,409        53,296       32,579
                                                                      -------      -------      -------       -------      -------
Effect of exchange rate changes on cash                                   (38)         (80)        (126)         (189)         (82)
                                                                      -------      -------      -------       -------      -------
             Net (decrease) increase in cash and cash equivalents        (435)       2,535        3,519         4,193       10,757

Cash and cash equivalents at beginning of period                        1,897        1,462        3,997         3,997        7,516
                                                                      -------      -------      -------       -------      -------
Cash and cash equivalents at end of period                          $   1,462        3,997        7,516         8,190       18,273
                                                                    =========        =====        =====         =====       ======

Supplemental disclosure of cash flow information -
    cash paid during the period for interest                        $      --            2           --            --        3,764
                                                                    =========        =====        =====         =====       ======
Supplemental disclosures of noncash financing activities:

    Issuance of note receivable for common stock                    $      --           --          219           219           --
    Accrued preferred stock issuance costs                                 --           --          500            --           --
    Exchange of notes payable to affiliate,
      including accrued interest thereon,
      for Series A cumulative convertible preferred stock                  --           --           --            --       16,954
    Exchange of notes payable to affiliate,
      including accrued interest thereon,
      for Series B cumulative convertible preferred stock                  --           --           --            --      426,000
    Warrants issued in conjunction with loans from affiliate           26,881       22,868       20,846        20,846           --
                                                                    =========       ======       ======        ======      =======



See accompanying notes to consolidated financial statements.

                       NAVIGATION TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1999, and 2000




(1)  DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  THE BUSINESS

          Navigation Technologies Corporation (the Company) is a leading provider of digital map information and related software and services used in a wide range of navigation, mapping and geographic-related applications, including products and services that provide maps, driving directions, turn-by-turn route guidance, fleet management and tracking and geographic information systems in both North America and Europe. These products and services are provided to end users by our customers on various platforms, including: self-contained hardware and software systems installed in vehicles; personal computing devices, including personal digital assistants and cell phones; server-based systems, including internet and wireless services; and paper media.

          The Company has been engaged primarily in the creation, updating, enhancing, licensing and distribution of its database for North America and Europe. The Company's database is a digital representation of road transportation networks constructed to provide a high level of accuracy and the useful level of detail necessary to support route guidance products and similar applications. The Company's database is licensed to leading automotive electronics manufacturers, automotive manufacturers, developers of advanced transportation applications, developers of geographic-based information products and services, location-based service providers and other product and service providers. The Company is currently realizing revenue primarily from license fees charged to customers who are developing applications that incorporate the Company's database.

     (b)  LIQUIDITY

          As of December 31, 2000, the Company's current liabilities exceeded its current assets by $24,481,000, and the Company had a total stockholders' deficit of $345,908,000. The Company has been and expects to continue to be dependent on its parent to fund its working capital needs (see note 8). The Company believes that funding commitments from its parent will be sufficient to fund the Company's working capital needs through December 31, 2001.

     (c)  PRINCIPLES OF CONSOLIDATION

          The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     (d)  USE OF ESTIMATES

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                                  (Continued)

                       NAVIGATION TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1999, and 2000




     (e)  CASH EQUIVALENTS

          The Company considers all highly liquid debt instruments purchased with maturities of three months or less at the time of acquisition to be cash equivalents.

     (f)  PROPERTY AND EQUIPMENT

          Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, ranging from three to five years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the remaining lease terms.

     (g)  REVENUE RECOGNITION

          Revenue is recognized when evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is probable.

          The Company derives a substantial majority of its revenue from licensing its database. Revenue is also generated from professional services. Database licensing revenue includes revenue associated with nonrefundable minimum licensing fees, royalty arrangements, prepaid licensing fees from our distributors and customers and direct sales to end users. Nonrefundable minimum licensing fees are recognized as revenue ratably over the period of the license. Royalties are recognized in the period in which the customer reports them to the Company. Prepaid licensing fees are recognized in the period in which the distributor or customer reports that it has shipped the database to the end user. Multiple element license fees including upgrade rights are allocated based on the relative fair values of the elements and recognized when the Company ships these elements. Revenue for direct sales licensing is recognized when the database is shipped to the end user. Revenue from professional services provided on a time and material basis is recognized as the services are performed, and revenue from services provided on a fixed fee basis generally is recognized on a percentage-of-completion basis.

     (h)  DATABASE LICENSING AND PRODUCTION COSTS

          Database licensing and production costs consist of database creation and updating, database licensing and distribution, and database-related software development. Database creation and updating costs include the direct costs of database creation and validation, costs to obtain information used to construct the database, and ongoing costs for updating and enhancing the database content. Database creation and updating costs are expensed as incurred. Direct costs related to reproduction of the database for licensing and per copy sales are considered part of database licensing and distribution costs. Shipping and handling costs of $197,000, $1,236,000, and $1,643,000 in 1998, 1999, and 2000, respectively, are included in database licensing and production costs.

          Database-related software development costs consist primarily of costs for the development of software as follows: (i) applications used internally to improve the effectiveness of database creation and updating activities, (ii) enhancements to internal applications that enable the company's core database to operate with emerging technologies, and (iii) applications to

                                  (Continued)

                      NAVIGATION TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1999, and 2000




          facilitate usage of the Company's map database by customers. Costs of internal-use software are accounted for in accordance with AICPA Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Accordingly, certain application development costs relating to internal-use software have been capitalized and are being amortized on a straight-line basis over the estimated useful lives of the assets, generally five years. The Company capitalized $7,848,000 of internal use software development costs during 2000, including $686,000 of capitalized interest. No software development costs were capitalized during 1998 and 1999, because the Company's development personnel worked on various research and development initiatives that did not qualify for capitalization. Amortization of internal-use software costs was $392,000 for the year ended December 31, 2000.

     (i)  INCOME TAXES

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     (j)  FOREIGN CURRENCY TRANSLATION

          The financial statements for the Company's foreign subsidiaries are measured using the local currency as the functional currency. Foreign assets and liabilities in the accompanying consolidated balance sheets have been translated at the rate of exchange as of the balance sheet date. Revenue and expenses are translated at the average exchange rate for the year. Translation adjustments are reported as a component of accumulated other comprehensive income in stockholders' deficit. Foreign currency transaction gains and losses are included in the consolidated statements of operations.

     (k)  IMPAIRMENT OF LONG-LIVED ASSETS

          The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell.

                                  (Continued)

                       NAVIGATION TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1999, and 2000




     (l)  STOCK-BASED COMPENSATION

          The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, including FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25," to account for its fixed plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

     (m)  COMPREHENSIVE INCOME

          The only component of accumulated other comprehensive income is related to the Company's foreign currency translation adjustments. No income taxes have been allocated to accumulated other comprehensive income due to the fact that the Company's investments in its foreign subsidiaries have been deemed to be essentially permanent in duration.

     (n)  LOSS PER SHARE

          Basic and diluted loss per share is computed based on the net loss after deducting cumulative preferred stock dividends, divided by the weighted average number of common shares outstanding for the period, in accordance with SFAS No. 128, "Earnings Per Share." Options to purchase 48,266,000, 44,540,000, and 110,773,000 shares of common stock were outstanding at December 31, 1998, 1999, and 2000, respectively. Warrants to purchase 52,942,000, 20,394,000, and 47,380,000 shares of common stock were outstanding at December 31, 1998, 1999, and 2000, respectively. These options and warrants were not included in the computation of diluted loss per share because the effect of their inclusion would be antidilutive.

     (o)  UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

          The unaudited interim consolidated financial statements as of September 30, 2001 and for the nine month periods ended September 30, 2000 and 2001, have been prepared on substantially the same basis as the audited consolidated financial statements, and in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. The unaudited interim consolidated financial statements for the nine months ended September 30, 2001 are not necessarily indicative of the results to be expected for the full year.

                                  (Continued)

                       NAVIGATION TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1999, and 2000




(2)  PROPERTY AND EQUIPMENT

     The components of the Company's property and equipment as of December 31, 1999 and 2000 are as follows (in thousands):

                                                            1999          2000
                                                          ---------    ----------
          Computers and equipment                          $ 15,626      19,458
          Furniture and fixtures                              3,162       4,244
          Purchased software                                  2,884       6,507
          Leasehold improvements                                836       2,121
                                                           --------    --------

                                                             22,508      32,330
          Less accumulated depreciation and amortization    (15,763)    (20,213)
                                                           --------    --------
                                                           $  6,745      12,117
                                                           ========    ========


(3)  LONG-TERM SOURCE MATERIAL OBLIGATIONS

     Long-term source material obligations represent the Company's obligations for (i) contract services and electronic source materials used in creating a portion of the European database and (ii) minimum fees payable to European government entities related to the use of source materials in the creation of the Company's database. These obligations are interest free and generally are payable as a percentage of revenue from licensing the database incorporating the material provided.

(4)  REFUNDABLE DEFERRED LICENSING REVENUE

     In 1989 and 1991, the Company entered into database license agreements with two unaffiliated companies that required fixed prepaid license fees for use of the Company's database and related navigation software in route guidance products and other applications. Under these agreements, the Company received $5,591,000 in cash through 1998, in exchange for aggregate future credits of $13,500,000, which can be utilized by such companies as follows:

          o Credits against 50% of future license obligations subject to a maximum of $2,000,000 per company in any one year.

          o Credits toward purchase of nonexclusive, nontransferable licenses to use the Company's navigation software source code.

     Any portion of the $13,500,000 in credits that is unused as of December 31, 2000, is to be paid in cash by the Company. Due to the repayment contingencies discussed above, amounts received were recorded as deferred license revenue. The total amount initially recorded of $5,591,000 has been accreted to the maximum amount repayable as of December 31, 2000, at rates ranging from 9% to

                                  (Continued)

                      NAVIGATION TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1999, and 2000




     14% using the effective interest rate method. The interest rate after December 31, 2000 on any remaining unpaid balances becomes 15% and is calculated using the effective interest rate method.

     The Company's noncash interest expense was $977,000, $1,142,000, and $1,272,000 for the years ended December 31, 1998, 1999, and 2000, respectively, relating to these agreements. In the event the companies use the credits, the liabilities will be reduced and revenue will be recognized. Noncash revenue of $508,000, $9,000, $79,000 was recognized during the years ended December 31, 1998, 1999, and 2000, respectively, and, as of December 31, 2000, the maximum future credits available have been reduced to $12,763,000. During January 2001, the Company paid in cash the matured balance of $6,770,000 due to one of the two unaffiliated companies.

(5)  INCOME TAXES

     The domestic and foreign components of loss before income taxes for the years ended December 31, 1998, 1999, and 2000 are as follows (in thousands):

                                             1998      1999         2000
                                            --------   --------   --------
      Domestic                              $ 54,656     71,149     68,064
      Foreign                                 50,021     49,846     41,504
                                            --------   --------   --------
        Loss before income taxes            $104,677    120,995    109,568
                                            ========   ========   ========

     Total income tax expense (benefit) differed from the amount computed by applying the Federal statutory tax rate of 34% to the loss before income taxes for the years ended December 31, 1998, 1999 and 2000 due to the following (dollars in thousands):

                                                           1998        1999        2000
                                                         ---------   ---------   ---------
      Tax benefit at Federal statutory rate              $(35,590)    (41,138)    (37,253)
        State tax benefit, net of Federal tax effect       (4,145)     (4,791)     (4,339)
        Impact of foreign rates and other permanent
          items                                             6,476       5,322       2,358
        Increase in valuation allowance                    33,259      40,607      39,234
                                                         --------    --------    --------
                                                         $     --          --          --
                                                         ========    ========    ========


                                  (Continued)

                       NAVIGATION TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1999, and 2000




     Deferred tax assets as of December 31, 1999 and 2000 are summarized as follows (in thousands):

                                                          1999          2000
                                                        ---------    ---------
        Research and development credit carryforwards   $   4,005        5,298
        Imputed interest                                   26,205       46,319
        Prepaid license fees                                2,035        2,111
        Capitalized research and development costs            841          942
        Net operating loss carryforwards                  155,000      166,970
        Other deductible temporary differences              2,757        8,437
                                                        ---------    ---------
                        Gross deferred tax assets         190,843      230,077

        Less valuation allowance                         (190,843)    (230,077)
                                                        ---------    ---------
                        Net deferred tax assets         $      --           --
                                                        =========    =========

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company has provided a valuation allowance due to the uncertainty of generating future profits that would allow for the realization of such deferred tax assets.

     As of December 31, 2000, the Company has net operating loss carryforwards for Federal and state income tax purposes of approximately $187,160,000 and $63,153,000, respectively. The difference between the Federal loss carryforward and the state loss carryforward results primarily from a 50% limitation on California loss carryforwards, capitalized research and development costs for California tax purposes, and a five-year limit on California net operating loss carryforwards. The Company also had available tax credit carryforwards of approximately $2,930,000 and $2,368,000 for Federal and state tax purposes, respectively. There is no expiration date for state tax credit carryforwards. The Company has foreign operating loss carryforwards in Europe of approximately $301,531,000 with no expiration date and in Canada of approximately $2,344,000 with generally a seven-year carryforward period. If not utilized, Federal and state net operating loss carryforwards expire through 2020, as follows (in thousands):

                                  (Continued)

                       NAVIGATION TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1999, and 2000


                                             FEDERAL NET        STATE NET             FEDERAL
                                           OPERATING LOSS      OPERATING LOSS        TAX CREDIT
                                            CARRYFORWARDS      CARRYFORWARDS        CARRYFORWARDS
                                         ------------------  -------------------  ------------------
        YEAR OF EXPIRATION
               2001                           $     --             10,423                   --
               2002                              5,557              2,339                   --
               2003                              1,503              1,349                   --
               2004                                 14              2,293                   --
               2005                              1,576              2,032                   --
        Thereafter through 2020                178,510             44,717                2,930
                                              --------             ------                -----
                                              $187,160             63,153                2,930
                                              ========             ======                =====


     The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change," as defined. The Company experienced such an ownership change on May 7, 1992. As a result, Federal net operating loss carryforwards incurred from 1985 through May 7, 1992 totaling $8,679,000, are subject to restrictions and can only be utilized at a rate of up to $2,038,000 per year. Federal net operating loss carryforwards incurred subsequent to May 7, 1992, in the amount of $178,481,000 are currently unrestricted. Future changes in ownership could impose restrictions on existing net operating loss carryforwards, whether restricted or unrestricted.

(6)  STOCKHOLDERS' EQUITY (DEFICIT)

     On March 28, 2001, the Company amended its articles of incorporation to increase the number of authorized shares of common stock to 1,600,000,000 and to authorize the issuance of 50,000,000 shares of preferred stock, par value $0.001 per share. Concurrently, the Board of Directors adopted a resolution to designate 5,000,000 of the authorized preferred shares as Series A cumulative convertible preferred stock and 45,000,000 of the authorized preferred shares as Series B cumulative convertible preferred stock.

     Upon any voluntary or involuntary liquidation of the Company, holders of the Series A and Series B convertible preferred stock are entitled to a liquidation preference over the holders of common stock in an amount equal to $10 per share, plus cumulative dividends. If the liquidation preferences of the Series A and Series B preferred stockholders have been paid in full, the remaining assets of the Company are distributed ratably to holders of common stock.

                                  (Continued)

                       NAVIGATION TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1999, and 2000




     Holders of the Series A and Series B cumulative convertible preferred stock are entitled to receive, when, as and if declared by the Board of Directors, monthly dividends payable in-kind through the issuance of additional Series A and Series B shares at a rate of 2.21045% and 2.01178%, respectively, per month of the liquidation preference of such shares. Shares issued as Series A and Series B dividends are valued at the liquidation preference per share on the respective dividend payment dates. Dividends on Series A and Series B cumulative convertible preferred stock are cumulative. No interest is payable on dividends in arrears. No dividends may be declared and/or paid to the holders of common stock unless all cumulative dividends have been paid in full to the holders of the Series A and Series B cumulative convertible preferred stock.

     At the earlier of (i) the closing of an initial public offering, (ii) the closing of a change in control, and (iii) October 1, 2002, each share of Series A and Series B cumulative convertible preferred stock will automatically convert into the number of shares of common stock determined by dividing the liquidation amount by the conversion price. The conversion price is determined as the initial public offering price, the change in control price, or the current market price on October 1, 2002. The conversion price upon a change in control cannot be less than $0.65 per share. The Company is required to reserve sufficient authorized common shares for issuance upon conversion of Series A and Series B cumulative convertible preferred stock.

     The holders of Series A and Series B cumulative convertible preferred stock are entitled to 12 votes per share and vote as a single class with the holders of common stock. Provided that any shares of Series A and Series B cumulative convertible preferred stock remain outstanding, a majority vote of the holders of Series A shares, voting as a separate class, and Series B shares, voting as a separate class, is required to effect the following actions: (1) amend the Company's articles of incorporation or by-laws in a manner that would change the voting powers, rights, and preferences of the Series A and Series B shares, (2) authorize any new class of stock ranking on parity or in priority to the Series A and Series B shares, (3) execute a merger or consolidation where the surviving entity issues securities ranking in priority to the Series A and Series B shares, and (4) change the number of authorized Series A and Series B shares.

     During 2000, the Company loaned a former employee $219,000 to enable the individual to exercise options for the purchase of 257,292 shares of newly issued common stock. The loan is represented by a limited recourse promissory note with a November 20, 2004 maturity date. Interest accrues at 6.2% per annum and is payable at maturity. The note is secured by the underlying shares of common stock and the Company's recourse against the individual is limited to the excess of 60% of the aggregate principal due over the amount received by the Company. Upon execution of the limited recourse note, the fair value of the underlying common shares did not exceed the option exercise price.

                                  (Continued)

                       NAVIGATION TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1999, and 2000




(7)  STOCK OPTION PLANS

     In 1988, the Company adopted a stock option plan (1988 Plan). The total authorized shares under the 1988 Plan are 35,700,000. Options granted under the 1988 Plan are for periods not to exceed 10 years and may be either incentive stock options as that term is used in Section 422 of the Internal Revenue Code (Incentive Stock Options), or options which do not qualify as Incentive Stock Options (Supplemental Stock Options). All grants under the 1988 Plan must be at prices of not less than 100% of the fair value of the common stock as determined by the Company's Board of Directors at the date of grant in the case of Incentive Stock Options and 85% of fair value in the case of Supplemental Stock Options. Options granted after July 1995 generally vest monthly over 48 months from the commencement date, and options granted prior to July 1995 generally vest at 25% per year from the commencement date. All stock options granted under the 1988 Plan have a 10-year term.

     In April 1996, the Company's Board of Directors approved the 1996 Stock Option Plan (1996 Plan). The 1996 Plan was amended and restated by the Company's Board of Directors in June 1996 and amended in August 2000. The 1996 Plan, as amended, provides for grants of incentive stock options, nonstatutory stock options, and stock purchase rights to employees (including employees who are officers) of the Company and its subsidiaries; provided, however, that no employee may be granted an option for more than 20,000,000 shares in any one fiscal year. The 1996 Plan also provides for grants of nonstatutory stock options and stock purchase rights to consultants. Stock options granted under the 1996 Plan prior to August 2000 generally have 10-year terms and vest monthly over 48 months. Stock options granted under the 1996 Plan after the August 2000 amendment generally have 10-year terms and vest as follows: 25% of the options granted vest on the first day of the month following the commencement date and the remaining options vest monthly over 48 months.

     In October 1998, the Company's Board of Directors approved the 1998 California Stock Option Plan (1998 Plan). The 1998 Plan provides for grants of incentive stock options, nonstatutory stock options, and stock purchase rights to employees (including employees who are officers) of the Company and its subsidiaries. The 1998 Plan also provides for grants of nonstatutory stock options and stock purchase rights to consultants. Stock options granted under the 1998 Plan prior to August 2000 generally have 10-year terms and generally vest monthly over 48 months. Stock options granted under the 1998 Plan after the August 2000 amendment generally have 10-year terms and vest as follows: 25% of the options granted vest on the first day of the month following the commencement date and the remaining options vest monthly over 48 months. The Company has reserved 103,038,680 and 50,000,000 shares of common stock for issuance under the 1996 and 1998 Plans, respectively. All options issued under the 1988, 1996, and 1998 Plans are adjusted pro rata for any stock splits or dividends.

                                  (Continued)

                       NAVIGATION TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1999, and 2000




     During 2000, the Company's Board of Directors approved three separate Stock Option Agreements to three employees. The agreements provide for grants of stock options to these three employees of the Company. Stock options granted under the first Stock Option Agreement total 35,000,000 shares of common stock reserved for issuance. One fourth of the options under this Stock Option Agreement vest on the commencement date. Thereafter, one fourth of the shares subject to this Stock Option Agreement shall vest on each of the first, second, and third anniversaries of the vesting commencement date. Stock options granted under the remaining Stock Option Agreements total 10,500,000 shares of common stock reserved for issuance. These options vest monthly over 48 months. All options issued under these Stock Option Agreements have 10-year terms.

     As of December 31, 2000, there were 99,145,049 shares available for grant under the 1996 and 1998 Plans, and there were no shares available for grant under the 1988 Plan. The per share weighted-average fair value of stock options granted during 1998, 1999, and 2000 was $0.48, $0.58, and $0.61, respectively, on the date of grant using the fair value method and no dividends with the following weighted-average assumptions: 1998 - no dividends, 60% volatility, risk-free interest rate of 4.60%, and expected life of 5.3 years; 1999 - no dividends, 60% volatility, risk-free interest rate of 5.55%, and expected life of 7.8 years; 2000 - no dividends, 75% volatility, risk-free interest rate of 5.64%, and expected life of 5.0 years.

     The Company applies APB Opinion No. 25 in accounting for its fixed employee stock options and, accordingly, no compensation cost has been recognized for its stock options in the accompanying consolidated financial statements due to the fact that the exercise price was equal to the fair value of the underlying common stock on the date of grant. Had the Company determined compensation expense for its stock options based on the fair value method under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below (in thousands):

                             1998        1999       2000
                            --------   --------   --------
          Net loss:
              As reported   $104,677    120,995    109,568
              Pro forma      108,689    125,385    116,360
                            ========   ========   ========

                                  (Continued)

                       NAVIGATION TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1999, and 2000




     Stock option activity during the periods indicated is as follows (in thousands, except per share data):

                                                      WEIGHTED-
                                                      AVERAGE
                                          NUMBER      EXERCISE
                                         OF OPTIONS      PRICE
                                         ----------  ----------
       Balance as of December 31, 1997     31,454    $   0.79

           Granted                         20,483        0.85
           Exercised                       (1,351)       0.17
           Forfeited                       (2,320)       0.84
                                          -------

       Balance as of December 31, 1998     48,266        0.83

           Granted                          2,617        0.85
           Exercised                         (775)       0.37
           Forfeited                       (5,568)       0.85
                                          -------
       Balance as of December 31, 1999     44,540        0.84

           Granted                         72,874        0.96
           Exercised                       (1,291)       0.85
           Forfeited                       (5,350)       0.85
                                          -------

       Balance as of December 31, 2000    110,773        0.92
                                          =======        ====


                                  (Continued)

                       NAVIGATION TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1999, and 2000


The following table summarizes information about stock options outstanding as of December 31, 2000 (in thousands, except life and per share data):


                                   OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                     -------------------------------------------------  ----------------------------
                                        WEIGHTED-
                                         AVERAGE        WEIGHTED-                         WEIGHTED-
                        NUMBER OF       REMAINING        AVERAGE           NUMBER          AVERAGE
                         SHARES        CONTRACTUAL      EXERCISE          OF SHARES       EXERCISE
 EXERCISE PRICES      OUTSTANDING     LIFE (YEARS)       PRICE           EXERCISABLE       PRICE
 ---------------     -------------    -------------  -------------      --------------  ------------

  $0.10 -- 0.20           374              1.6          $  0.19              374           $  0.19
   0.35 -- 0.40           265              2.7             0.37              265              0.37
   0.60 -- 0.85        76,852              7.8             0.85           41,938              0.85
   1.10                33,282              9.8             1.10              656              1.10
                      -------              ---          -------           ------           -------
                      110,773              8.4             0.92           43,233              0.84
                      =======              ===          =======           ======           =======


                                  (Continued)

                       NAVIGATION TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1999, and 2000




(8)  RELATED PARTY TRANSACTIONS

     (a)  KONINKLIJKE PHILIPS ELECTRONICS N.V.(PHILIPS) AND AFFILIATES

          Secured Notes Payable to Affiliate

          On May 28, 1997, the Company entered into an amended and restated master loan agreement with Philips effective April 1, 1997. The significant terms of the agreement follow:

          o The Company's secured demand notes payable to Philips, including accrued but unpaid interest, were converted to secured term loans, bearing interest at 14%. The Company pledged substantially all of its assets as collateral for such loans. Interest on the secured term loans accrues monthly and is capitalized into principal. The secured term loans are due April 1, 2007, subject to acceleration for prescribed defaults. The secured term loans are due on demand (i) if the Company receives funding from other sources; (ii) if the Company accumulates cash from positive net operating cash flows; or (iii) after January 1, 2002, with 12 months notice.

          o At the request of the Company, Philips will make additional secured term loans under the same conditions as above. Philips' commitment to provide the Company with additional funding under the master loan agreement terminated on January 1, 2001. Pursuant to the March 29, 2001 stock purchase agreement described below, Phillips agreed to provide up to $50,000,000 of financing to the Company in exchange for issuances of Series A cumulative convertible preferred stock.

          o The Company issued Philips detachable warrants to acquire 412,000 shares of the Company's common stock for every $1,000,000 in secured term loans provided after April 1, 1997. The per share exercise price of the warrants is $0.01. The warrants expire on April 1, 2007, and are subject to adjustment for stock splits or dividends and have certain antidilution provisions for below market issuances.

          o Warrants to purchase 26,903,600 and 26,986,000 shares of common stock were issued to Philips during fiscal 1999 and 2000, respectively, in conjunction with the master loan agreement. The Company has allocated the proceeds from the debt to the warrants based on the relative fair value of the loan and the warrants at the date of the funding. The fair value of the stock purchase warrants was calculated using the Black-Scholes option pricing model using the following assumptions: no dividends; lives of eight and seven years; risk-free interest rate of 5.55% and 5.64%; and expected volatility of 60% and 75%, for the years ended December 31, 1999 and 2000, respectively. The portion of the proceeds allocated to the warrants amounted to $22,868,000 and $20,846,000 for the years ended December 31, 1999 and 2000, respectively, which has been recorded as a discount on the debt and as an increase to additional paid-in capital. The discount is amortized as additional interest expense using the effective interest method over the life of the loan. During March 1999, Philips exercised warrants to purchase 59,451,600 shares of common stock for total proceeds to the Company of approximately $594,000.

                                  (Continued)

                       NAVIGATION TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1999, and 2000




          o Philips has the right to designate three of the seven members of the Company's Board of Directors.

          Common Stock Transactions

          As of December 31, 2000, Philips was the registered stockholder of 199,796,148 shares of the Company's common stock, representing approximately 50% of the Company's outstanding common stock. During March 1999, Philips sold 120,420,075 shares or 36% of the Company's then outstanding common stock to a third-party consortium of investors.

          Philips granted to persons who were security holders of the Company on September 2, 1994, the right to require Philips to purchase certain shares of the Company's common stock at a per share price of $0.85. This contractual right terminated on September 2, 1999. During 1999, Philips purchased 37,956,646 shares of the Company's common stock from security stockholders under this right.

          Debt Extinguishment and Issuance of Preferred Stock

          Between January 19, 2001 and March 22, 2001, the Company issued demand promissory notes to Philips for cash proceeds of $16,600,000. On March 29, 2001, the Company entered into a stock purchase agreement with Philips pursuant to which (i) the $16,953,688 balance of these promissory notes, including accrued and capitalized interest thereon, was settled in exchange for the issuance of 1,695,968.805 shares of Series A convertible preferred stock and (ii) all $426,000,003 of outstanding borrowings under the amended and restated master loan agreement, including accrued and capitalized interest thereon, was settled in exchange for the issuance of 42,600,002.533 shares of Series B cumulative convertible preferred stock. In conjunction with the the closing of the stock purchase agreement, Philips purchased 710,000 additional shares of Series A cumulative convertible preferred stock for cash proceeds of $7,100,000. As a result of this transaction, the master loan agreement, as well as Philips' security interest in the Company's assets under the master loan agreement, has been terminated. The Company incurred a $69,568,000 extraordinary loss upon extinguishment of the secured notes payable to Philips, resulting from the unamortized debt discount on the notes as of March 29, 2001. Upon consummation of the stock purchase agreement, Philips owns approximately 79% of the combined voting power of the outstanding common and preferred stock of the Company, without giving effect to non-voting warrants that entitle Philips to purchase 47,380,000 additional shares of common stock, as described above. Philips is entitled to certain registration rights with respect to its shares of stock in the Company.

          The stock purchase agreement stipulates that Philips will provide up to $50,000,000 of financing to the Company in exchange for issuance of Series A cumulative convertible preferred stock. The aggregate proceeds of $24,053,688 received from the sale of Series A shares upon consummation of the stock purchase agreement were applied against the $50,000,000 financing commitment. Between May 3, 2001 and July 5, 2001, the Company issued 1,600,000 shares of Series A cumulative convertible preferred stock for $16,000,000 of cash proceeds.

          Pursuant to the terms of the stock purchase agreement, the Company is subject to certain restrictive covenants, including covenants with respect to the incurrence of indebtedness. The

                                  (Continued)

                       NAVIGATION TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1999, and 2000




          Company has agreed not to incur any indebtedness, except: (i) indebtedness secured by qualifying permitted encumbrances; (ii) at any time after October 1, 2001 indebtedness not to exceed the greater of $15,000,000 or the average balance of the Company's trade receivables for the two-month period prior to any such time, under a revolving credit facility for working capital needs; and (iii) indebtedness not to exceed $15,000,000 outstanding at any time under capital leases with respect to information technology equipment and secured on a non-recourse basis. The covenants will terminate on the earliest date on which a conversion event under the terms of the Series A and Series B preferred stock occurs, or earlier if for any reason Philips ceases to hold at least 50% of the Series A and Series B preferred stock acquired pursuant to the stock purchase agreement.

          Philips also has a right of first refusal with respect to the issuance of any common stock or securities convertible into or exercisable for shares of the Company's common stock or any other rights, options, warrants or agreements for the purchase or acquisition of shares of the Company's common stock. The right of first refusal may not be exercised in connection with the issuance of shares to employees, directors or consultants, shares issued as a result of a reclassification, stock split or stock dividend, shares issued in an initial public offering, shares issued in connection with a business acquisition of or by the Company, or the issuance of shares to strategic partners.

          The Company also entered into a Registration Rights Agreement with Philips dated as of March 29, 2001. Under this agreement, the Company granted Philips certain rights with respect to the registration, under the Securities Act of 1933, of shares of the Company's common stock owned by Philips. Philips may require that the Company register, at the Company's expense, some or all of its shares at any time after the earlier of a qualifying initial public offering or October 1, 2002. Philips is entitled to make up to five demands for registration. However, the Company is not required to effect any requested registration until a period of six months has elapsed from the effective date of the most recent previous registration. In addition to these demand registration rights, if the Company proposes to register any shares of its common stock for public sale under the Securities Act of 1933, either for its own account or the account of any other person, Philips may require that the Company include some or all of its shares in that registration. The Company is obligated to pay all of the expenses incurred in connection with the registration (other than certain selling expenses of Philips). The underwriter of an offering of the Company's securities proposed to be made under this provision may limit the number of shares of the Company's stock owned by Philips to be included in the registration under certain circumstances. The Company's obligations terminate with respect to the registration rights after the earlier of (i) five years after an initial public offering or (ii) the date at which Philips is able to sell its registrable securities within a 180-day period in accordance with Rule 144 under the Securities Act of 1933.

          Other

          The Company entered into transactions with affiliates of Philips, to provide certain software related and consulting services, tax consulting services and purchasing services to the Company. Total fees incurred for these services of $5,891,000, $1,723,000, and $2,001,655 are included in database licensing and production costs for the years ended December 31, 1998, 1999, and 2000, respectively.

                                  (Continued)

                       NAVIGATION TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1999, and 2000






     (b)  SIGNIFICANT STOCKHOLDERS

          As of December 31, 2000, T. Russell Shields and family held 46,459,468 shares of the Company's common stock, representing approximately 12% of the Company's outstanding common stock. Since inception, Shields Enterprises, Inc. (SEI), which is owned by Mr. Shields, has provided technical support to the Company on a contract basis for development of proprietary software and systems for database creation and updating. The Company also contracted with SEI for development of software that utilizes the Company's database.

          In November 1997, the Company acquired the assets and employees of SEI's consulting division that previously performed development work for the Company. Consideration for the acquisition consisted of 19,000,000 shares of the Company's common stock and a cash payment of $2,127,000. The acquisition of SEI was accounted for as a purchase business combination. The value assigned by the Company to the common stock issued in the acquisition was $0.85 per share resulting in a total purchase price of $18,277,000. The tangible assets received by the Company in the acquisition of SEI were insignificant. The entire purchase price was allocated to goodwill and amortized over the estimated useful life, which initially was three years. In 1999, the estimated useful life was revised to two years and the goodwill balance was fully amortized as of December 31, 1999.

          In conjunction with an employment agreement with Mr. Shields, effective November 20, 1997, the Company granted Mr. Shields an option to purchase 10,000,000 shares of common stock, vesting over 48 months from January 1, 1997, with an exercise price of $0.85 per share. On October 15, 1999, the employment agreement was terminated and the Company entered into a one-year consulting agreement with Mr. Shields, which was subsequently extended through October 15, 2002. Mr. Shields remains a member of the Board of Directors and the option continues to vest through December 31, 2000. The option will expire on December 31, 2006.

          Fulfillment services, consulting services and support were purchased from SEI Information Technology. Total fees incurred for these services of $143,294, $435,237 and $394,966 are included in database licensing and productions costs for the years ended December 31, 1998, 1999, and 2000, respectively.

                                  (Continued)

                       NAVIGATION TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1999, and 2000




     (c)  OTHER RELATED PARTY

          Long-term source material obligations of $1,075,000 as of December 31, 1999, represent an obligation to a stockholder who provided contract services and electronic source material used in creating a portion of the European database. The obligation is interest free and payable as a percentage of revenue from licensing the database incorporating the material provided. There were no long-term source material obligations to related parties as of December 31, 2000.

(9)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     At December 31, 1999, the carrying value of the Company's secured notes payable to affiliate was $237,632,000 and the fair value approximated $296,961,000. At December 31, 2000, the carrying value of the Company's secured notes payable to affiliate was $339,733,000 and the fair value approximated $411,748,000. The fair value of the secured notes payable to affiliate exceeds the carrying value at December 31, 1999 and 2000 due to the unamortized debt discounts relating to the warrants issued in conjunction with the notes. The gross carrying value of the secured notes payable to affiliate, excluding the debt discounts, approximates their fair value due to the short maturity of the notes. The carrying values of cash equivalents, receivables, payables, accrued expenses, and refundable deferred licensing revenues approximate their fair values due to the short maturity of these instruments.

(10) EMPLOYEE BENEFIT PLAN

     The Company sponsors a Savings and Investment Plan (the Plan) that qualifies as a thrift plan under Section 401(k) of the Internal Revenue Code. All of the Company's employees who have completed three months of service are eligible to participate in the Plan. The Plan allows participants to contribute up to 20% of eligible compensation, subject to the maximum amount allowable under Internal Revenue Service regulations. The Plan permits, but does not require, additional matching contributions by the Company. During 2000 and 1999, the Company elected to match 50% of a participant's contributions up to 6% of the eligible compensation. The Company contributed $716,000 and $906,000 to the Plan for the years ended December 31, 1999 and 2000, respectively.

                                  (Continued)

                       NAVIGATION TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1999, and 2000




(11) ENTERPRISE-WIDE DISCLOSURES

     The Company operates in one business segment and therefore does not report operating loss, identifiable assets and/or other resources related to business segments. The Company derives its revenues from database license fees, including royalty arrangements, and professional services. Database licensing revenues were $19,783,000, $47,626,000, and $78,414,000 for the years ended December 31, 1998, 1999, and 2000, respectively, and $54,162,000 (unaudited) and $76,590,000 (unaudited) for the nine months ended September 30, 2000 and 2001, respectively. Professional services revenues were $7,061,000, $3,462,000, and $3,781,000 for the years ended
     December 31, 1998, 1999, and 2000, respectively, and $3,298,000 (unaudited) and $2,099,000 (unaudited) for the nine months ended September 30, 2000 and 2001, respectively. Revenues are attributed to North America (United States and Canada) and Europe based on the region where the related products and services are sold.

     The following summarizes net revenue on a geographic basis for the years ended December 31, 1998, 1999, and 2000 and for the nine months ended September 30, 2000 and 2001 (in thousands):

                                                                 NINE MONTHS ENDED
                                    YEARS ENDED DECEMBER 31,       SEPTEMBER 30,
                                   ---------------------------   -------------------
                                    1998       1999      2000      2000        2001
                                   -------   -------   -------   -------     -------
                                                               (unaudited) (unaudited)
        Net revenue:
            North America          $10,476    19,594    33,481    25,005      28,550
            Europe                  16,368    31,494    48,714    32,455      50,139
                                   -------   -------   -------   -------     -------
               Total net revenue   $26,844    51,088    82,195    57,460      78,689
                                   =======   =======   =======   =======     =======


     The following summarizes long-lived assets on a geographic basis as of December 31, 1999, 2000, and as of September 30, 2001 (in thousands):

                                                             DECEMBER 31,
                                                           --------------- SEPTEMBER 30,
                                                            1999      2000    2001
                                                           ------   ------ -------------
                                                                           (unaudited)
       Long-lived assets --
           Property and equipment, net:
              North America                                $4,971    9,432    8,535
              Europe                                        1,774    2,685    2,545
                                                           ------   ------   ------
                Total property and equipment               $6,745   12,117   11,080
                                                           ======   ======   ======

                                  (Continued)

                       NAVIGATION TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1999, and 2000




(12) CONCENTRATIONS OF RISK

     Approximately 34% of the Company's revenue for the year ended December 31, 2000 was from three customers, accounting for 17%, 9%, and 8%, respectively, of total revenue. One customer accounted for 14% of accounts receivable as of December 31, 2000. Approximately 22% of the Company's revenue for the year ended December 31, 1999 was from one customer. Approximately 44% of the Company's revenue for the year ended December 31, 1998 was from three customers, accounting for 24%, 10%, and 10%, respectively, of total revenue.

(13) LEASE OBLIGATIONS

     The Company leases its facilities, automobiles, and certain equipment under operating leases expiring through 2006. Monthly payments under certain facility leases are subject to fixed increases. For accounting purposes, rent expense is based on a straight-line amortization of the total payments required over the lease term. The leases require the Company to pay property taxes, insurance, maintenance, and repair costs.

     The aggregate future minimum lease obligations as of December 31, 2000 are as follows (in thousands):

                  Year ending December 31:
                      2001                                              $ 5,953
                      2002                                                5,838
                      2003                                                4,563
                      2004                                                3,906
                      2005                                                2,116
                      Thereafter                                            125
                                                                        -------
                                                                        $22,501
                                                                        =======


     Total rent expense under operating leases for facilities and equipment was $3,357,000, $5,158,000, and $5,687,000 for the years ended December 31,
     1998, 1999, and 2000, respectively.

                                  (Continued)

                       NAVIGATION TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1999, and 2000




(14) QUARTERLY RESULTS (UNAUDITED)

     The following table presents the Company's selected unaudited quarterly results (in thousands, except per share amounts):

                                                         FIRST      SECOND      THIRD        FOURTH
                                                        QUARTER    QUARTER     QUARTER      QUARTER
                                                       ---------   --------    --------    ----------
         For the year ended December 31, 1999
             Net revenue                               $  9,780      11,024      14,354      15,930
             Operating loss                             (19,150)    (20,436)    (18,375)    (20,981)
             Net loss                                   (28,143)    (30,539)    (29,378)    (32,935)
             Net loss applicable to common
                stockholders                            (28,143)    (30,539)    (29,378)    (32,935)
             Basic and diluted loss per share             (0.08)      (0.08)      (0.07)      (0.08)
                                                       ========    ========    ========    ========

         For the year ended December 31, 2000
             Net revenue                               $ 16,901      20,407      20,152      24,735
             Operating loss                             (11,714)    (13,591)    (13,222)    (12,792)
             Net loss                                   (24,789)    (27,970)    (28,481)    (28,328)
             Net loss applicable to common
                stockholders                            (24,789)    (27,970)    (28,481)    (28,328)
             Basic and diluted loss per share             (0.06)      (0.07)      (0.07)      (0.07)
                                                       ========    ========    ========    ========

         For the period ended September 30, 2001
             Net revenue                               $ 22,601      28,053      28,035
             Operating loss                             (10,357)     (8,977)     (6,538)
             Loss before extraordinary item             (27,831)     (9,139)     (6,593)
             Net loss                                   (97,399)     (9,139)     (6,593)
             Net loss applicable to common
                stockholders                            (97,399)    (37,267)    (37,284)
             Basic and diluted loss per share before
                extraordinary item                        (0.07)      (0.09)      (0.09)
             Basic and diluted loss per share             (0.24)      (0.09)      (0.09)
                                                       ========    ========    ========


                                  (Continued)

                       NAVIGATION TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1999, and 2000




(15) SUBSEQUENT EVENTS

     In August 2001, the Company's Board of Directors approved the 2001 Stock Incentive Plan (2001 Plan). The 2001 Plan provides for grants of incentive stock options, nonstatutory stock options, and stock purchase rights to employees (including employees who are officers) of the Company and its subsidiaries. The 2001 Plan also provides for grants of nonstatutory stock options and stock purchase rights to consultants. Stock options granted under the 2001 Plan generally have 10-year terms and generally vest as follows: 25% of the options granted vest on the first day of the month following the commencement date and the remaining options vest monthly over 48 months. The Company has reserved 153,038,630 shares of common stock for issuance under the 2001 Plan. All options issued under the 2001 Plan are adjusted pro rata for any stock dividends, stock splits and reverse stock splits.

     On October 1, 2001, the Company completed an offer to substantially all employees holding stock options having an exercise price of $0.85 or $1.10, that would enable such holders to cancel their options in return for the issuance of newly granted options in six months and one day (residents of Canada were not eligible to participate in the offer). No options were granted to the Company's employees within six months prior to the proposed cancellation. Pursuant to the exchange offer, 61,210,174 options with an exercise price of $0.85 and 23,199,142 options with an exercise price of $1.10 were canceled. The Company will grant up to 84,409,316 replacement options to employees on or about April 2, 2002, with an exercise price equal to the fair market value of the Company's common stock on that date. The Company has entered into no agreements, formal or otherwise, to compensate its employees for increases in the market price of the Company's common stock in the period between cancellation and the grant of the replacement awards.

     On November 13, 2001, the Company amended its articles of incorporation to increase the number of authorized shares of common stock to 1,800,000,000 and to increase the number of authorized shares of preferred stock to 70,000,000.

                                  (Continued)

                       NAVIGATION TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

                          FINANCIAL STATEMENT SCHEDULE

SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS

Allowance for Doubtful Accounts (In thousands):


                                    Balance at
                                     Beginning                   (1)                    (2)            Balance at End
               Year                   of Year                 Additions              Deductions            of Year
           ------------             ----------                ---------             -----------        --------------
               1998                      --                        265                 --                   265
               1999                     265                        407                 (7)                  665
               2000                     665                        450                (25)                1,090


(1) Provision for bad debt.

(2) Accounts receivable written off against the allowance.


See accompanying independent auditors' report.

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                       NAVIGATION TECHNOLOGIES CORPORATION

Date:  November 15, 2001            By:  /s/  Judson C. Green
                                        ----------------------------------------
                                         Judson C. Green
                                         President and Chief Executive Officer

                                INDEX TO EXHIBITS



 EXHIBIT NO.                            DESCRIPTION

     3.1       Amended and Restated Certificate of Incorporation of the
               Registrant.

     3.2 Certificate of Designations of Series A Cumulative Preferred Stock of the Registrant.

     3.3 Certificate of Designations of Series B Cumulative Preferred Stock of the Registrant.

     3.4       Restated Bylaws of the Registrant.

     4.1 Registration Rights Agreement dated as of March 29, 2001 between the Registrant and Philips Consumer Electronic Services B.V.

     4.2 Warrant Agreement dated as of April 1, 1997 between the Registrant and Philips Media Services B.V.

    10.1 Stock Purchase Agreement dated as of March 29, 2001 between the Registrant and Philips Consumer Electronic Services B.V.

    10.2 Form of Demand Promissory Note for the benefit of Philips Consumer Electronic Services B.V.

    10.3 Amended & Restated Master Loan Agreement dated as of April 1, 1997 between the Registrant and Philips Media Services B.V.

  10.4(i) Employment Agreement dated as of April 17, 2000 between the Registrant and Judson C. Green.

  10.4(ii) First Amendment to Employment Agreement dated as of August 15, 2001 between the Registrant and Judson C. Green.

    10.5 Employment Agreement dated as of September 18, 2000 between the Registrant and John K. MacLeod.

    10.6 Letter Agreement dated February 3, 1998 from the Registrant agreed to and accepted by M. Salahuddin Khan.

    10.7 Letter Agreement dated February 13, 1997 from the Registrant agreed to and accepted by Denis M. Cohen.

    10.8 Letter Agreement dated October 27, 1998 from the Registrant agreed to and accepted by Lawrence D. Chesler.

  10.9(i)      Form (I) of Indemnification Agreement.

  10.9(ii)     Form (II) of Indemnification Agreement.

     11 Statement re computation of per share earnings (incorporated by reference to the information included in "Item 2. Financial Information" of this registration statement on Form 10).

    21.1       Subsidiaries of Registrant.